UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MATERIAL SCIENCES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

July 13, 2005

Dear Shareowner:

The 2005 Annual Meeting of Shareowners will be held on Thursday, August 18, 2005, at 10:00 a.m. (CDT) at our offices located at 2200 East Pratt Boulevard, Elk Grove Village, Illinois. We hope you will attend. We will be voting on the matters outlined in the attached notice of annual meeting and proxy statement. We also will hear management’s report regarding the past fiscal year’s operations.

It is important that your shares be represented at the meeting, regardless of the number you own or whether or not you plan to attend. Accordingly, we urge you to vote your shares as soon as practicable.

I look forward to seeing you on August 18, 2005.

Sincerely,

DR. RONALD A. MITSCH

Non-Executive Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

The Annual Meeting of Shareowners of Material Sciences Corporation will be held on Thursday, August 18, 2005, at 10:00 a.m. (CDT) at our offices located at 2200 East Pratt Boulevard, Elk Grove Village, Illinois, for the following purposes:

1.	To elect seven directors to the Board;

2.	To approve the 2005 Long Term Incentive Plan;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered accounting firm for the fiscal year ending February 28, 2006; and

4.	To transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors recommends you vote “FOR” the election of directors, “FOR” the approval of the 2005 Long Term Incentive Plan and “FOR” the appointment of Deloitte & Touche LLP as our independent registered accounting firm.

Shareowners of record at the close of business on June 20, 2005, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to shareowners. Registration will begin at 9:00 a.m., and seating will begin at 9:45 a.m. Each shareowner may be asked to present valid picture identification, such as a driver’s license or passport. Shareowners holding stock in brokerage accounts (“street name” holders) will need to bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

Jeffrey J. Siemers

Executive Vice President, Chief Administrative and

Financial Officer and Secretary

Elk Grove Village, Illinois

July 13, 2005

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of shareowners of Material Sciences Corporation to be held on Thursday, August 18, 2005, beginning at 10:00 a.m. (CDT), at our offices located at 2200 East Pratt Boulevard, Elk Grove Village, Illinois, and at any postponements or adjournments thereof. This proxy statement is being mailed to shareowners on or about July 15, 2005.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareowners will act upon the matters outlined in the accompanying notice of annual meeting. In addition, management will report on our fiscal 2005 performance and respond to appropriate questions from shareowners.

Who is entitled to vote at the meeting?

Only shareowners of record at the close of business on June 20, 2005, the record date for the meeting, are entitled to receive notice of and to vote at the meeting. If you were a shareowner of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting or at any postponements or adjournments of the meeting.

What are the voting rights of the holders of our common stock?

Each outstanding share of our common stock will be entitled to one vote on each matter considered at the meeting. If one or more shareowners give notice before the voting at the meeting of their intention to cumulate their votes in the election of directors, all shareowners entitled to vote shall have the right to so cumulate their votes. We have not received such notice from a shareowner as of the date of this proxy statement and, if such notice is given to us prior to the voting at the meeting, each holder of our common stock will be entitled, for each share held, to one vote for each director being elected and may cast all such votes for a single nominee (who has been nominated by the Board or in accordance with our By-Laws) or distribute such votes among two or more such nominees. If such notice is given, each executed proxy will grant the person or persons named therein discretionary authority to cumulate votes in connection with the election of directors, except no votes represented by such proxy may be voted for any nominee with respect to which authority to vote has been withheld on the proxy card or voting instruction card and except to the extent that specific instructions have been given on the proxy card or voting instruction card as to cumulative voting. In the event of cumulative voting, if voting authority is withheld from a particular nominee or nominees, votes will be cumulated in favor of the other nominees, and if different specific instructions are given, the specific instructions will be followed.

Who can attend the meeting?

Shareowners as of the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 9:00 a.m., and seating will begin at 9:45 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A majority of the outstanding shares of our common stock, represented in person or by proxy, shall constitute a quorum for the transaction of business at the meeting. The close of business on June 20, 2005, has been fixed as the record date for the determination of shareowners entitled to notice of and vote at the meeting. On that date, there were 14,641,653 shares of our common stock outstanding.

Proxies received but marked as abstentions and broker non-votes will be counted for purposes of determining whether there is a quorum at the meeting.

How do I vote?

If the shares of our common stock are held in your name, you can vote on matters to come before the meeting in two ways:

•	by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope; or

•	by written ballot at the meeting.

Shareowners whose shares of our common stock are held in “street name” must either direct the record holder of their shares as to how to vote their shares of common stock or obtain a proxy from the record holder to vote at the meeting. “Street name” shareowners should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board of Directors. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of the shareowners arise, the shareowners confer upon the person or persons named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment. Such authority includes the discretionary authority of the person or persons named on the proxy card to cumulate votes so as to elect the maximum number of directors.

How can I change my vote?

If your shares are held in your name, you may revoke your proxy at any time before it is exercised by:

•	filing with the Secretary of MSC a written notice of revocation;

•	sending in another duly executed proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

If your shares are held in “street name”, you must contact your broker or nominee to revoke your proxy. In either case, your last vote will be the vote that is counted.

How do I vote my 401(k) shares?

If you are one of our many employees who participate in the MSC common stock fund under our 401(k) plan, you will receive from the plan trustee a request for voting instructions with respect to all of the shares allocated to your plan account. You are entitled to direct the plan trustee how to vote your plan shares. If you do not give voting instructions to the plan trustee within the time specified by the plan trustee, your plan shares will be voted by the plan trustee in the same proportion as shares held by the plan trustee for which voting instructions have been received. You may revoke your previously given voting instructions by August 12, 2005, by filing with the plan trustee either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date.

What vote is required to approve each item?

Election of Directors. Directors will be elected by the vote of the holders of a majority of shares of common stock represented at the meeting in person or by proxy unless there is cumulative voting. If the vote is conducted by cumulative voting, then the seven nominees receiving the greatest number of votes shall be elected as directors. Shares of common stock as to which authority to vote for the election of one or more director nominees is withheld on the enclosed proxy or voting instruction card will not be counted in determining the number of shares necessary for approval if the vote is conducted by cumulative voting.

Other Items. For each other item, including the approval of the 2005 Long Term Incentive Plan and the ratification of the appointment of Deloitte & Touche LLP, the affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy and entitled to vote on the item will be required for approval. Abstentions will be treated as being present and entitled to vote on the items and, therefore, will have the effect of votes against the proposal.

Effect of Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon at the meeting, including the approval of the 2005 Long-Term Incentive Plan. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

STOCK OWNERSHIP

Who are the largest owners of our common stock?

The following table contains information regarding the persons known to us that beneficially own more than 5% of our common stock as of June 20, 2005, other than Frank L. Hohmann III. Information regarding Mr. Hohmann, an MSC director, is set forth below under the caption “How much common stock do our directors and executive officers own?”

	Shares of Common Stock Beneficially Owned
Name and Address	Number	Percent (1)
T. Rowe Price Associates, Inc. (2)	1,766,300	12.1%
100 E. Pratt Street Baltimore, MD 21202

Mario J. Gabelli (and affiliates) (3)	915,036	6.2%
One Corporate Center Rye, NY 10580-1424

Dimensional Fund Advisors, Inc. (4)	1,013,250	6.9%
1299 Ocean Ave. 11th Floor Santa Monica, CA 90401

Royce & Associates, LLC (5)	882,300	6.0%
1414 Avenue of the Americas New York, NY 10019

Lord, Abbett & Co. LLC (6)	961,100	6.6%
90 Hudson Street Jersey City, NJ 07302

Wells Fargo & Company (7)	870,298	5.9%
420 Montgomery Street San Francisco, CA 94104

(1)	Based upon the number of shares of our common stock outstanding on June 20, 2005.
(2)	Based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc., T. Rowe has sole voting power with respect to 330,400 shares and sole dispositive power with respect to all such shares.
(3)	Based on a Schedule 13D/A filed by Mario J. Gabelli and certain affiliated entities, Mr. Gabelli directly or indirectly controls or acts as chief investment officer for the entities listed below and, therefore, may be deemed to beneficially own all or some of such shares. According to the Schedule 13D/A, Gabelli Funds, LLC has sole voting and dispositive power with respect to 343,560 shares, GAMCO Investors, Inc. has sole voting and dispositive power with respect to 547,976 shares, Gabelli Advisors, Inc. has sole voting and dispositive power with respect to 23,500 shares and each of Gabelli Group Capital Partners, Inc., Gabelli Asset Management Inc. and Mario J. Gabelli has no voting or dispositive power with respect to any shares.
(4)	Based on a Schedule 13G/A filed by Dimensional Fund Advisors, Inc., Dimensional Fund has sole voting and dispositive power with respect to all such shares. According to the Schedule 13G/A, all of the shares are owned by advisory clients of Dimensional Fund and, therefore, Dimensional Fund disclaims beneficial ownership of all such shares.
(5)	Based on a Schedule 13G filed by Royce & Associates, LLC, Royce has sole voting and dispositive power with respect to all such shares.

(6)	Based on a Schedule 13G filed by Lord, Abbett & Co. LLC, Lord, Abbett has sole voting and dispositive power with respect to all such shares.
(7)	Based on a Schedule 13G filed by Wells Fargo & Company (“WF”) and Wells Capital Management Incorporated (“WCM”), WF has sole voting power with respect to 842,473 shares and sole dispositive power with respect to all such shares and WCM has sole voting power with respect to 833,300 shares and sole dispositive power with respect to all such shares.

How much common stock do our directors and executive officers own?

The following table provides certain information, as of June 20, 2005, on the beneficial ownership of our common stock by each director of MSC, the executive officers (including our former executive officers) named in the Summary Compensation Table below, and the directors and executive officers of MSC as a group. To our knowledge, each person has sole voting and investment power for the shares shown unless otherwise noted. The address of all officers and directors described below is c/o Material Sciences Corporation, 2200 East Pratt Blvd., Elk Grove Village, IL 60007.

Name	Number of shares directly owned (1)	Shares under exercisable options (2)	Total shares beneficially owned	Percent of class
Non-Employee Directors

Avrum Gray	—	4,420	4,420	*

Frank L. Hohmann III (3)	1,792,350	10,720	1,803,070	12.3

Dr. Ronald A. Mitsch	21,244	15,595	36,839	*

Dr. Mary P. Quin (4)	3,485	—	3,485	*

Mr. John Reilly	3,000	—	3,000	*

John D. Roach (5)	1,465	3,907	5,372	*

Curtis G. Solsvig III	5,000	3,907	8,907	*

Named Executive Officers

Ronald L. Stewart	10,000	—	10,000	*

Jeffrey J. Siemers	215	—	215	*

James J. Waclawik, Sr. (6)	1,000	—	1,000	*

John M. Klepper	6,110	5,731	11,841	*

Ronald L. Millar, Jr. (7)	87,630	68,414	156,044	1.1

Clifford D. Nastas	22,474	17,168	39,642	*

All Executive Officers and Directors as a group (15 Persons) (8)	1,972,942	141,632	2,114,574	14.3

*	Less than 1%
(1)	Includes shares held by immediate family members or in trusts. Excludes shares that may be acquired through the exercise of stock options, which information is set forth separately.
(2)	Includes shares subject to options that are exercisable on June 20, 2005 and options which become exercisable within 60 days thereafter.
(3)

Based on a Schedule 13G/A filed by Mr. Hohmann. Mr. Hohmann has sole voting and dispositive power with respect to 1,736,650 shares and shared voting and dispositive power with respect to 40,000 shares. According to the Schedule 13G/A, the number of shares beneficially owned includes: 5,000 shares held in trust for the daughter of Mr. Hohmann, for which Mr. Hohmann states that he is not the trustee and for which he disclaims beneficial ownership; 10,700 shares beneficially owned by Mr. Hohmann’s adult son, for which Mr. Hohmann disclaims beneficial ownership; and 40,000 shares held in a private charitable foundation, for which Mr. Hohmann serves as trustee and for which he disclaims beneficial ownership.

(4)	Dr. Quin is not standing for re-election at the annual meeting.
(5)	Includes 1,465 shares for Mr. Roach which may be issuable within 60 days pursuant to his deferred stock unit account established under the 2001 Compensation Plan for Non-Employee Directors.
(6)	Mr. Waclawik resigned his position as Chief Financial Officer on July 12, 2004.
(7)	Includes 1,500 shares held in a trust for the grandchildren of Mr. Millar.
(8)	Includes all current executive officers and directors holding office on February 28, 2005 and one former executive officer (Mr. Waclawik).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of shares of our common stock with the SEC. Directors, officers and greater than 10% shareowners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on the review of the copies of such reports furnished to us, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, from March 1, 2004 through February 28, 2005, our directors, officers and greater than 10% shareowners complied with all applicable filing requirements except as noted below: Mr. Solsvig filed a late Form 4 on March 18, 2005 for an open market purchase of 5,000 shares on December 6, 2004, and Dr. Mitsch filed a late Form 4 on January 5, 2005 for the exercise of options to acquire 4,900 shares on December 2, 2004.

ELECTION OF DIRECTORS

(Item No. 1 on Proxy or Voting Instruction Card)

The seven persons listed below are proposed to be elected for a period to end at the 2006 Annual Meeting of Shareowners, when they may be proposed to be re-elected or successors are elected and qualified at that meeting or, as provided in our By-Laws, upon the earlier of death, resignation or removal. Unless authority to vote for one or more nominees is withheld in the proxy, signed proxies that are returned will be voted for approval of the election of the seven nominees listed below. All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board recommends.

As disclosed on June 23, 2005, Dr. Mary P. Quin will not be standing for re-election as a director at the annual meeting.

Information regarding the nominees, as of June 20, 2005, is set forth below, including their ages, the period each has served on the Board and the nominees’ business experience.

Avrum Gray Age 69	Director since 2003
Mr. Gray, Chairman and Founding Partner of G-Bar Limited Partnership and affiliates (1982 to present), one of the nation’s largest independent options trading firms and a leading specialist in computer-based arbitrage activities in the derivatives markets; Chairman of the Board of Alloy Consolidated Industries, a privately held automotive aftermarket company (1969-1991); and Chairman of the Board, Lynch Systems, Inc., (1991-2001), a capital equipment manufacturer. Mr. Gray is a member of the Board of Directors of Lynch Corporation, an AMEX listed manufacturing company (1999 to Present); Nashua Corporation, a NYSE listed manufacturer of paper products and labels (2001 to Present); SL Industries, Inc., an AMEX listed manufacturer of power and data quality equipment and systems (2001 to Present); currently a member of Illinois Institute of Technology Financial Markets and Trading Advisory Board; a trustee of Spertus College; a governing member of the Chicago Symphony Orchestra; former member of Illinois Institute of Technology Board of Overseers MBA program; former chairman of Chicago Presidents Organization; former Chairman of the Board of Trustees of Spertus College; and former Presidential Appointee to the United States Department of Commerce.

Frank L. Hohmann III Age 59	Director since 2002
Mr. Hohmann, a private investor, has been a director since February 2002. Mr. Hohmann spent 23 years with Donaldson, Lufkin & Jenrette, which was acquired by Credit Suisse First Boston. Mr. Hohmann was a managing director in the equity derivatives group at Credit Suisse First Boston until he retired on January 2, 2002. From 1974 to 1978, he was managing director at WM Sword and Co. He is a member of the board of directors of Egerton Capital Limited, Mount European Fund, U. Vine Limited and a trustee of Winterthur Museum.

Dr. Ronald A. Mitsch Age 70	Director since 1999
Dr. Mitsch was named our Non-Executive Chairman of the Board in April 2003. Dr. Mitsch retired as Vice Chairman and Executive Vice President, Industrial and Consumer Markets and Corporate Services of the 3M Company in 1998. Dr. Mitsch had served in these capacities since 1995. Since joining the 3M Company in 1960, Dr. Mitsch held several key management positions including Senior Vice President, Research and Development. Dr. Mitsch is a member of the board of directors of The Lubrizol Corporation and is a Life Trustee of Hamline University.

Mr. John Reilly Age 61	Director since 2004
Mr. Reilly is the retired Chairman, President and CEO of Scott Technologies, Inc. He has more than thirty years of experience in the automotive industry, where he has served as senior officer with a number of automotive suppliers, including Stant Corporation and Tenneco Automotive. He has also held leadership positions at the former Chrysler Corporation, Navistar International and has served as President of Brunswick Corporation and Chairman, CEO and President of Figgie International. Mr. Reilly serves on the Board of Director of Exide Technologies, where he is Non-Executive Chairman of the Board.

John D. Roach Age 61	Director since 2003
Mr. Roach is the Chairman and CEO of Stonegate International, a private investment and advisory services firm, and Chairman of Unidare U.S., the North American subsidiary of Unidare plc, a public Irish company and a leading wholesaler of maintenance, repair and operational supplies and products to the welding, safety and industrial markets. He was previously Chairman, President and CEO of Builders First Source, Inc., a leading distributor of building products to production homebuilders from 1998 to 2001. From 1991 to 1997, he was Chairman, President and CEO of Fibreboard Corporation. Previously, Mr. Roach held senior positions with Johns Manville Corporation, which he joined in 1987, having served as Executive Vice President Operations, President of the Building Products Group and Chief Financial Officer. Prior to 1987, Mr. Roach was a strategy consultant and senior officer of Braxton Associates, Booz Allen Hamilton and The Boston Consulting Group. Mr. Roach is a director of PMI Group, Inc., Kaiser Aluminum and URS Corp.

Curtis G. Solsvig III Age 50	Director since 2003
Mr. Solsvig is Managing Director of Everett & Solsvig, a management consulting and portfolio management services company that he founded in 2002. He previously served as president of Gerhardt, Inc., a company he formed in 1991 to provide management-consulting services in workout and turnaround situations. Prior to 1991, Solsvig held management positions with Alvarez & Marsal, Inc. and The Boston Consulting Group. He serves on the boards of Egerton Capital and Pangborn Corporation.

Ronald L. Stewart Age 62	Director since 2004

Mr. Stewart was named our President and Chief Executive Officer and a Director effective March 1, 2004. He previously served as president and CEO of Pangborn Corporation from 1999 to 2004. From 1996 to 1998, Mr. Stewart was president and CEO of Colt Industries. Prior to joining Colt Industries, Mr. Stewart served in various general management, operations and strategic planning positions at several North American automotive and construction equipment manufacturers including Chrysler Motors Corporation, J. I. Case, and Volkswagen of America. Mr. Stewart is the Vice-Chairman of the Board of Pangborn Corporation and a member of the board of directors of Wabash National Corporation, serving on the Compensation Committee and the Nominating and Corporate Governance Committee.

The Board of Directors recommends a vote FOR the election of each of the directors listed above.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

How often did the Board meet in fiscal 2005?

The Board held eight meetings, including three telephonic meetings, during fiscal 2005. Each current director attended at least 75% of the total number of meetings of the Board and committees on which the director served that were held while the director was a member.

What is the attendance policy for directors at our annual meeting?

All directors properly nominated for election at the meeting are expected to attend the annual meeting of shareowners. At the 2004 annual meeting of shareowners, all of the directors nominated for election except for Mr. Solsvig were present.

Which of our directors are independent?

The Compensation, Organization and Corporate Governance Committee conducts an annual review of the independence of the members of the Board and its committees and reports its findings to the full Board. Seven of MSC’s eight current directors are non-employee directors. Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange listing standards), information provided by the non-employee directors and MSC did not indicate any material transactions or relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable or familial) which would impair the independence of any of the non-employee directors. Based on the report of the Compensation, Organization and Corporate Governance Committee, the Board affirmatively determined that each of its non-employee directors nominated for election at the annual meeting are independent of MSC and its management.

Which members of the Audit Committee meet the independence and financial literacy requirements for audit committee members?

All four current members of the Audit Committee meet the enhanced independence standards for audit committee members set forth in the New York Stock Exchange listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission). The Board has determined that each member of the Audit Committee satisfies the financial literacy qualifications of the New York Stock Exchange listing requirements and that Messrs. Reilly and Solsvig satisfy the “audit committee financial expert” criteria established by the Securities and Exchange Commission and have accounting and financial management expertise as required under the New York Stock Exchange listing requirements. Dr. Mitsch was appointed to the Audit Committee effective June 23, 2005, and Mr. Reilly is expected to succeed Mr. Solsvig as Chairperson of the Audit Committee effective immediately following the annual meeting.

What committees has the Board established?

The Board’s standing committees, all of which are comprised of independent directors, include the following:

Committee	Members	Primary Responsibilities	# of Meetings

Audit	Solsvig (Chairperson) Quin Reilly Mitsch (effective 06/23/05)

•      Monitors the integrity of the company’s consolidated financial statements, the company’s compliance with legal and regulatory requirements and the company’s system of internal controls.

•      Selects, evaluates, and, when appropriate, replaces the independent auditor, and pre-approves audit, internal control-related and permitted non-audit services.

•      Monitors the qualifications, independence and performance of the company’s internal and independent auditors.

16, including 10 telephonic

Compensation, Organization and Corporate Governance	Hohmann (Chairperson) Gray Mitsch Roach

•      Determines the compensation of our executive officers and key employees.

•      Reviews and approves cash incentive compensation paid to key employees.

•      Reviews and makes recommendations to the Board regarding the company’s compensation and benefit plans and policies.

•      Reviews corporate practices relating to diversity and succession planning.

•      Identifies and recommends candidates for election to the Board.

•      Oversees the evaluation of the Board and management.

•      Approves our corporate governance principles and our Code of Business Ethics.

9, including 3 telephonic

The Board has adopted written charters for the Audit and Compensation, Organization and Corporate Governance Committees setting forth the roles and responsibilities of each committee. Those written charters are available on our website at www.matsci.com.

Does the Board have a lead director and does it hold executive sessions?

The Board of Directors approved the Corporate Governance Guidelines which designates the chairperson of the Compensation, Organization and Corporate Governance Committee as the lead director of the Board when our Chief Executive Officer also holds the position of Chairman of the Board. The lead director’s primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. The position of Chief Executive Officer and Chairman are not currently held by the same person. Accordingly, Dr. Mitsch, as Non-Executive Chairman of the Board, presides over the executive sessions of the Board. Dr. Mitsch was recently re-appointed as Non-Executive Chairman of the Board to serve a term ending on June 22, 2006, or until his earlier death, resignation or removal.

How can I communicate with the Board?

Interested parties, including shareowners, may communicate directly with Dr. Mitsch, the Chairman of the Audit Committee, or the non-employee directors as a group by writing to those individuals or the group at the following address: Material Sciences Corporation, 2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007.

The Compensation, Organization and Corporate Governance Committee approved a process for handling letters received by MSC and addressed to the lead director, the Chairman of the Audit Committee or the non-employee directors as a group. Under that process, the Secretary reviews all such correspondence and regularly forwards to the directors a summary of all such correspondence, together with copies of all such correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by MSC that is addressed to members of the Board and request copies of such correspondence.

When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist MSC in effectively addressing your concern, you may choose to remain anonymous, and MSC will use its reasonable efforts to protect your identity to the extent appropriate or permitted by law. Concerns relating to accounting, internal controls or auditing matters are promptly brought to the attention of the Audit Committee and handled in accordance with the procedures established by the Audit Committee with respect to such matters.

How are directors compensated?

Each non-employee director receives (1) an annual retainer of $30,000, (2) $1,000 per meeting for attendance at Board meetings or Board committee meetings (other than Audit Committee meetings), (3) $1,500 per meeting for attendance at Audit Committee meetings, (4) $10,000 per year for chairing the Audit Committee, (5) $5,000 per year for chairing the Compensation, Organization and Corporate Governance Committee and (6) reimbursement for normal travel expenses. In addition to Board and other committee fees noted above, the Non-Executive Chairman of the Board receives an annual fee of $125,000. Effective March 1, 2005, this annual fee was reduced to $75,000.

The Board adopted the 2004 Long-Term Incentive Plan for Non-Employee Directors on May 13, 2004. The plan provides for phantom stock units (payable only in cash) to be granted to each non-employee director on March 1, June 1, September 1 and December 1 of each fiscal year. Each unit represents the number of shares of our common stock equal to the quotient of $6,250 divided by the closing sale price of our common stock on the grant date. The units vest upon the earlier of (1) five years from the date of grant or (2) such director ceasing to be a member of the Board of Directors for certain reasons. Upon vesting, the director receives an amount equal to the number of shares of common stock represented by the unit multiplied by the 30-day trading average of our common stock. As a make-whole for not receiving an annual grant under the old plan prior to the plan’s expiration, Messrs. Gray, Roach and Solsvig were issued on June 1, 2004, a unit equal to $12,500. All other non-employee directors received a unit equal to $6,250 on such date. No grants may be made under the plan after May 12, 2009. Effective March 1, 2005, the value of the unit was increased from $6,250 to $8,500.

Do we have Corporate Governance Guidelines?

We are committed to the highest standards of corporate governance. The Board has adopted a set of Corporate Governance Guidelines, which, among other things, sets forth the qualifications and other criteria for director nominees, as established by the Compensation, Organization and Corporate Governance Committee. The desired skills and experience for prospective Board members is described in more detail below under the caption “Director Nominations to be Considered by the Board.” Our Corporate Governance Guidelines are available on our website at www.matsci.com.

Pursuant to our Guidelines and to better align the interests of our shareowners with our directors and executive officers, we require each director and executive officer to invest a specified amount in MSC pursuant to a program established in 1999. Our Compensation, Organization and Corporate Governance Committee oversees this program.

Do we have a Code of Business Ethics?

All of our directors and employees, including our Chief Executive Officer and Chief Financial Officer, are required to abide by our Code of Business Ethics, which is in compliance with the requirements of the New York Stock Exchange and the Securities and Exchange Commission, to insure that our business is conducted in a consistently legal and ethical manner. The Code of Business Ethics covers all areas of professional conduct, including employment policies, conflicts of interest, fair dealing, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. Our Code of Business Ethics is available on our website at www.matsci.com.

APPROVE 2005 LONG TERM INCENTIVE PLAN

(Item No. 2 on Proxy or Voting Instruction Card)

On June 22, 2005, the Compensation, Organization and Corporate Governance Committee of the Board of Directors adopted the Material Sciences Corporation 2005 Long Term Incentive Plan (“Plan”), subject to shareowner approval at the annual meeting. The Plan is intended to foster and promote our long-term financial success and increase stockholder value by strengthening our capabilities to develop and maintain a management team, motivating superior performance by linking long-term performance related incentives to business performance, encouraging and providing for an ownership interest in MSC, attracting and maintaining qualified personnel by providing incentive compensation competitive with our peer companies and enabling officers and other key employees to participate in our long-term growth and financial success.

The compensation opportunities under the Plan are tied directly to the financial and strategic performance of MSC over a preset period beginning each March 1 and continuing for three fiscal years or such other period as determined by the Committee. The Plan is designed to allow for the grant of long-term incentive awards that conform to the requirements for tax deductible “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986 and the regulations promulgated thereunder (“Section 162(m)”). Shareowner approval of the Plan is requested in order to maximize the deductibility of the payments under Plan to our Chief Executive Officer and other four most highly compensated executive officers under the provisions of Section 162(m), and to comply with the requirements of the regulations issued by the Internal Revenue Service governing the deductibility of individual compensation amounts in excess of $1 million. The affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the annual meeting and entitled to vote is necessary for approval of the Plan.

The following is a summary of the principal features of the Plan. The summary below is qualified in its entirety by reference to the complete text of the Plan which is attached to this proxy statement as Annex A. Shareowners are urged to read the actual text of the Plan in its entirety.

Administration of the Plan

The Compensation, Organization and Corporate Governance Committee (“Committee”) controls, manages and administers the Plan. Each member of the Committee is an independent member of the Board and an “outside director” as required by and within the meaning of Section 162(m). Subject to the express provisions of the Plan and to the extent not inconsistent with the provisions of Section 162(m), the Committee may, from time to time, delegate or allocate the performance of any part or all its ministerial duties under the Plan as it considers desirable to such person or persons as it may select. All costs of Plan administration will be paid by MSC.

For purposes of the Plan, the Committee’s powers include, but are not be limited to, the following: (1) determining the award cycles, award term, payment value, performance goals, performance measures and other criteria for which the Committee has discretion under the Plan; (2) selecting or designating, for the award term or any award cycle, the eligible employees to become participants under the Plan; (3) determining the terms and conditions of any awards granted under the Plan and adjusting the terms and conditions of any award under the provisions of the Plan; and (4) determining the payout to a participant and any other right to compensation under the Plan.

Eligibility and Participation

The Committee selects which employees of MSC participate in the Plan during any given fiscal year the Plan is in effect. Executive officers, of which there are four, and other key employees of MSC, of which there are approximately forty, are eligible to participate in the Plan. The Committee may consider any factors it deems pertinent in selecting an eligible employee as a participant. Except as provided in the sole discretion of the

Committee, an individual must be an eligible employee as of the beginning of MSC’s fiscal year in order to be selected as a participant and be granted an award during such fiscal year. The number of persons eligible to participate in the Plan and the number of grantees may vary from year to year.

Award Opportunities, Performance Measures and Performance Goals

Awards may be made under the Plan only until February 28, 2010, unless the Plan is renewed by the Committee and re-approved by the shareowners. The Committee has the discretion to determine the award cycles (generally one or more fiscal years during an award term), award term (generally one to three fiscal years), payment value, performance goals and performance measures for each award under the Plan. The Committee will generally grant awards at the beginning of each fiscal year during the term of the Plan and participants are notified of their participation, the performance measures, the performance goals and the amount they are eligible to receive if the designated performance goals are met through an award agreement.

The Committee will establish one or more performance measures for an award term or an award cycle. Performance measures may include sales; cash flow; cash flow from operations; operating profit or income; net income; operating margin; net income margin; return on net assets; economic value added; return on total assets; return on common equity; return on total capital; total shareholder return; revenue; revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA growth; cumulative EBITDA over a period fixed by the Committee; basic earnings per share; diluted earnings per share; funds from operations per share and per share growth; cash available for distribution; cash available for distribution per share and per share growth; share price performance on an absolute basis and relative to an index of earnings per share or improvements in MSC’s attainment of expense levels; implementing or completion of critical projects; or other reasonable criteria established by the Committee. It is the intent of the Committee that the performance goals and performance measures established for an award term or an award cycle will not change during such period. However, certain circumstances identified at the discretion of the Board or the Committee may warrant a modification to the performance goals and performance measures. These circumstances would include, but not be limited to, unforeseen events such as changes in law, regulations, or rulings; changes in accounting principles or practices; or a merger, acquisition, divestiture or other significant transaction. Different performance measures and/or performance goals may be awarded to similarly situated participants, and the performance measures and performance goals awarded to one participant shall not have an effect on or in any way limit the performance measures and performance goals awarded to another participant.

The Plan provides that the Committee may designate as “performance-based” (within the meaning of Section 162(m)) any award granted under the Plan to a participant who is, or could reasonably be expected to be at the time of the award’s payment, an individual whose compensation is subject to Section 162(m)’s $1 million-per-year deduction limitation. The Plan imposes special limitations on such awards, including the following: (1) any award intended to qualify as performance-based must be designated as such in writing by the Committee at the time the award is granted, (2) the maximum amount that may be paid pursuant to any award designated as performance-based is $5 million over the entire term of the award (although the Committee intends to set performance targets in a manner such that a payment of that magnitude under any award granted under the Plan would only be made where actual performance exceeds the performance goals set with respect to the award to an extraordinary degree), and (3) the Committee may not adjust the performance goals or performance measures with respect to any award designated as performance-based after the award is granted (e.g., to take into account unforeseen events occurring after the grant date). Any award designated by the Committee as performance-based is intended to satisfy the requirements of Section 162(m)’s exception for performance-based compensation, with the result that payments with respect to such award are not subject to Section 162(m)’s $1 million-per-year deduction limitation.

On June 22, 2005, the Committee approved the material terms for the 2005 awards under the Plan (other than individual allocations of the payment value), subject to shareowner approval of the Plan. The 2005 awards have an award term commencing March 1, 2005 and ending February 29, 2008. The 2005 awards have two award cycles (March 1, 2005 through February 28, 2006 and March 1, 2006 through February 28, 2007). If all of the performance goals are achieved for the 2005 awards, an aggregate of $2.7 million will be earned by all eligible participants over the award term. The actual payout earned may be more if the performance goals are exceeded for the award term. The material terms of the 2005 awards (other than individual allocations of the payment value) are set forth in the table below. A payout will be made for an award cycle only if the performance goal is achieved for such award cycle, subject to a make-up right over the entire award term. Upon achievement in fiscal 2008 of the performance goals for the award term, each participant will be entitled to receive a percentage of the payment value, as reduced by any previous payments made with respect to the two award cycles described above. Performance will be interpolated between performance goal levels for the award term.

Performance Period	Performance Measure	Performance Goal		Percent of Payment Value Earned
Award Cycle (3/1/05 - 2/28/06)	EBITDA	Target	100%	25%
Award Cycle (3/1/06 - 2/28/07)	EBITDA	Target	100%	25%
Award Term (3/1/05 - 2/29/08)	Cumulative EBITDA	Threshold	90%	75%
		Target	100%	100%
		Above Target	110%	125%
		Above Target	120%	150%

Calculating the Payment

Following the end of the award term or an award cycle, the Committee calculates the amount each participant receives based upon MSC’s actual performance, the performance measures, the performance goals and the amount such participant is eligible to receive. If the actual performance during the award term or an award cycle is less than the threshold performance goal for any performance measure, the payment is zero. If the actual performance during the award term or an award cycle equals or exceeds each performance goal, the actual payout amount is a percentage of the amount such participant is eligible to receive. If the actual performance for the award term or an award cycle is between performance goals and the committee provides for proration, the actual payout will be prorated through linear interpolation.

Payment of Benefits

Generally, MSC will make payments to participants within two and one-half months following the close of the award term or award cycle. Payments will generally be made 60% in shares of restricted stock and 40% in cash. The number of shares of restricted stock to be issued pursuant to any given payout shall be based upon the average closing sales price of our common stock on the New York Stock Exchange for the thirty consecutive trading days ending on the last business day of an award cycle or award term, as the case may be. Shares of restricted stock will be issued under MSC’s 1992 Omnibus Stock Awards Plan for Key Employees or other shareowner-approved equity plan of MSC designated by the Committee and will be fully vested at all times after issuance and non-transferable by a participant for a period of one year and one day after the date on which such issuance was made. There are currently 976,673 shares available for grant under the 1992 Omnibus Stock Awards Plan for Key Employees, which was previously approved by the shareowners of MSC.

Upon termination of employment of a participant due to retirement, disability, death, ceasing to be an eligible employee, by MSC without cause or by the participant for good reason, the participant will receive an amount equal to (1) the unpaid portion of a participant’s payout if the award term or award cycle has closed and for which a payout has not been completed as of such termination of employment, and (2) a pro rata payout determined with respect to the performance goals if the award term or award cycle shall not have been closed, based upon the product of (A) a fraction, the numerator of which is the number of months which have elapsed in the award term or award cycle and the denominator of which is the total number of months in the award term or award cycle, and (B) the actual performance through the date of the termination of employment occurs (compared to a pro rata portion of the overall performance goal for the award term, as adjusted for seasonality and other factors if and to the extent the Committee deems appropriate). Any such payout will be reduced by the amount of any payout previously made with respect to an award cycle during the award term and will be made in cash. Participants may name a beneficiary to whom any payout under the Plan is to be paid in case of their death.

Change in Control, Amendments and Indemnification

Upon a change in control, participants shall receive the payout for the award term or an award cycle completed as soon as reasonably practicable following the date of the change in control. If the change in control occurs during the award term or an award cycle, participants shall receive a prorated payout based on product of (1) a fraction, the numerator of which is the number of months which have elapsed in the award term and the denominator of which is the total number of months in the award term, and (2) actual performance through the date of the change in control (compared to a pro rata portion of the overall performance goal for the award term, as adjusted for seasonality and other factors if and to the extent the Committee deems appropriate). Any such payout will be reduced by the amount of any payout previously made with respect to an award cycle during the award term and will be made in cash.

The Plan may be amended or terminated by the Board at any time, provided that no such amendment may impair the rights of a participant under an award previously granted. The Plan provides for indemnification for members of the Committee or the Board, officers and employees for actions brought against such persons in connection with the Plan.

New Plan Benefits

Because awards under the Plan are not granted automatically and any awards that are granted are based on performance during future years, the benefits and amounts that will be received or allocated in the future under the Plan are not determinable. However and as discussed above, on June 22, 2005, the Committee approved, subject to shareowner approval of the Plan, the aggregate amount of awards that are expected to be made in 2005 to the following three groups. No individual allocations have been made as of the date of this proxy statement. These awards may not be indicative of future awards under the Plan.

Awards Under the Long Term Incentive Plan for 2005

Name	Payment Value of Award[1]
Executive Group[2]	$1,070,000
Non-Executive Director Group	0
Non-Executive Officer Employee Group	$1,630,000

[1]	Assumes that the performance goals are achieved for the two award cycles (3/1/05 - 2/28/06 and 3/1/06 - 2/28/07) and the award term (3/1/05 - 2/29/08).
[2]	Messrs. Stewart, Nastas, Siemers and Klepper

The Board of Directors recommends a vote FOR the approval of the 2005 Long Term Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information relating to securities authorized under MSC’s equity compensation plans. MSC’s shareowners have approved all of these plans.

Plan Category	(a) Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
Equity Compensation Plans Approved by Security Holders	394,088	$13.17	981,788
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	394,088	$13.17	981,788

RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP

(Item No. 3 on Proxy or Voting Instruction Card)

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered accounting firm for the fiscal year ending February 28, 2006, and has further directed that the Board submit the selection of the independent registered accounting firm for ratification by the shareowners at the annual meeting.

Shareowner ratification of the selection of Deloitte & Touche LLP as our independent registered accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of Deloitte & Touche LLP to the shareowners for ratification as a matter of good corporate practice. If the shareowners fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain the firm. If the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such an appointment would be in the best interests of MSC and its shareowners.

Fees Paid to Independent Auditors

The following table sets forth the amount of fees billed by Deloitte & Touche LLP, our independent registered accounting firm, for the fiscal years ended February 29, 2004 and February 28, 2005.

	2004	2005
Audit	$350,000	$1,433,363
Audit Related	175,235	320,052
Tax	297,700	157,100
All Other	44,000	9,400

Total Fees	$866,935	$1,919,915

The increase in our Audit fees in fiscal 2005 reflects $830,000 in billings associated with the audit of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. In addition, the fees associated with the annual audit of the financial statements and quarterly reviews during the year increased $175,000 due primarily to additional procedures required resulting from our previously announced material weakness in internal controls in the financial reporting process.

Audit Related fees are associated with activities in support of our Sarbanes-Oxley readiness project during fiscal 2005. In addition, Audit Related fees include the costs of MSC’s benefits plan audits and miscellaneous accounting consultation matters related to the audit of MSC’s financial statements.

Income Tax related fees are associated with the review of MSC’s tax matters, including support for the preparation of federal and state tax returns and related fees. As a result of a change in our provider of tax services in November 2004, the fees paid to Deloitte & Touche LLP were reduced significantly from the prior year.

All Other fees are for permitted non-audit services in fiscal 2005 associated with advice related to the development of compensation plans.

Pre-Approval of Services by Independent Registered Accounting Firm

The Audit Committee has adopted a pre-approval policy for the provision of audit, non-audit and internal control-related services by our independent registered accounting firm. Pursuant to this policy, which was implemented in December 2002, the Audit Committee approves on an annual basis all audit, permissible non-audit and internal control-related services provided by our independent registered accounting firm and all related fees. The Audit Committee chairperson or any other two members can approve audit, non-audit and internal control-related services required in the absence of a quorum of the Audit Committee. The member or members who approve such services must report, for information purposes only, any pre-approved decisions to the Audit Committee at its next scheduled meeting. In limited and exceptional circumstances, MSC may engage our independent auditors to perform non-audit services without pre-approval, so long as the aggregate amount of such services does not exceed $10,000, the services were not recognized to be non-audit services at the time of the engagement and the services and fees are promptly brought to the attention of the Audit Committee and approved by either the Audit Committee, the Audit Committee chairperson or any other two members of the Audit Committee before completion of our audit.

In making its recommendation to appoint Deloitte & Touche LLP, as our independent registered accounting firm for the fiscal year ending February 28, 2006, the Audit Committee determined that the non-audit services provided by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP.

Attendance of Independent Auditors at Annual Meeting

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered accounting firm.

REPORT OF AUDIT COMMITTEE

Management is responsible for MSC’s financial reporting process, including its internal accounting and financial controls, its disclosure controls and procedures, the internal audit function, and compliance with MSC’s legal and ethics programs, as well as the preparation of consolidated financial statements in conformity with generally accepted accounting principles. MSC’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of MSC’s consolidated financial statements in accordance with generally accepted auditing standards and for the issuance of a report on those financial statements. The Audit Committee has relied on management’s representation that the financial statements have been prepared with objectivity and in conformity with accounting principles generally accepted in the U.S., and on discussions with Deloitte & Touche LLP regarding matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. The Audit Committee’s responsibility is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by MSC to shareowners, the Securities and Exchange Commission and others, monitoring MSC’s financial reporting processes and internal control systems and retaining and overseeing MSC’s independent auditor and internal auditors. A more complete description of the duties and responsibilities of the Audit Committee is set forth in its written charter adopted by the Board of Directors. Dr. Mitsch joined the Audit Committee on June 23, 2005, and did not serve on the Audit Committee during fiscal 2005.

In overseeing the preparation of the financial statements of MSC, the Audit Committee met with management and Deloitte & Touche LLP to review and discuss MSC’s audited financial statements prior to their issuance and to discuss significant accounting policies applied by MSC in its financial statements, as well as alternative treatments, if any.

For fiscal 2005, management completed its documentation, testing and evaluation of the adequacy of the internal control structure and procedures for financial reporting established and maintained by management of MSC as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. The Audit Committee was apprised of the progress of the evaluation by both management and Deloitte & Touche LLP, and the Audit Committee provided oversight and advice to management during the process. At the conclusion of this evaluation, management provided the Audit Committee with and the Audit Committee reviewed management’s report on the effectiveness of the internal control structure and procedures of MSC for financial reporting, which included the identification of material weaknesses, and the Audit Committee also received the opinion on the effectiveness of internal controls over financial reporting (which also included the identification of material weaknesses) and on management’s process to evaluate its internal controls over financial reporting from Deloitte & Touche LLP thereon. As a result of these material weaknesses, management has concluded that its internal controls over financial reports were not effective at February 28, 2005 and Deloitte & Touche LLP has issued an adverse opinion on the effectiveness of internal controls over financial reporting.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP their independence. The Audit Committee has also reviewed the non-audit services provided by Deloitte & Touche LLP, and considered whether the provision of those services was compatible with maintaining the independence of the auditors.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of MSC be included in its Annual Report on Form 10-K for the fiscal year ended February 28, 2005, and be filed with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Mr. Curtis G. Solsvig, III, Chairperson

Dr. Ronald A. Mitsch

Dr. Mary P. Quin

Mr. John P. Reilly

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table discloses compensation received during the periods indicated by our Chief Executive Officer, four other highest compensated executive officers and a former executive officer during fiscal 2005.

Names and Principal Position	Fiscal Year	Annual Compensation					Long-Term Compensation Awards			All Other Compensation ($)(2)
		Salary ($)		Bonus and Other Incentives ($)		Other Annual Compensation ($)(1)	Above Market Stock Award(s) ($)		Securities Underlying Options (#)
Ronald L. Stewart	2005	375,000		1,823,803	(3)	47,929	—		—	215,588
Chief Executive Officer

Jeffrey J. Siemers	2005	145,131	(6)	207,914	(3)	—	—		—	7,694
Executive Vice President, Chief Administrative and Financial Officer and Secretary

James J. Waclawik, Sr.	2005	226,667		1,178,170	(3)	20,922	—		—	7,283
Vice President, Chief Financial Officer and Secretary (Until July 12, 2004)	2004 2003	227,000 211,000		339,064 167,055	(4) (5)	14,681 16,057	— —		— 64,788(9)	10,088 12,100

John M. Klepper	2005	161,100		233,283	(3)	—	—		—	8,927
Vice President, Human Resources	2004 2003	141,203 135,000		28,777 54,979	(4) (5)	13,001 12,000	6,156 —	(7)	— 13,396(10)	9,292 9,445

Ronald L. Millar, Jr.	2005	223,283		957,822	(3)	8,257	—		—	6,598
Vice President of International Development Material Sciences Corporation, Engineered Materials and Solutions Group, Inc.	2004 2003	203,500 205,000		90,556 174,588	(4) (5)	7,955 36,980	8,208 10,000	(7) (8)	— 71,121(11)	10,765 13,392

Clifford D. Nastas	2005	278,800		609,571	(3)	—	—		—	9,211
President and Chief Operating Officer	2004 2003	220,967 173,400		56,329 68,400	(4) (5)	114,610 231,359	7,182 —	(7)	— 37,752(12)	10,019 12,132

(1)	Includes perquisites such as an automobile allowance, local living allowance and transportation, cash in lieu of vacation time per company policy and other personal benefits paid to the executive. Mr. Stewart’s compensation includes $42,000 related to local living allowances and transportation. Mr. Nastas’ compensation includes relocation costs of $100,360 and $219,359 in fiscal 2004 and 2003, respectively.
(2)	In 2005, includes (a) 35% matching contributions to the Savings and Investment Plan (Mr. Siemers $4,106, Mr. Klepper $5,339, Mr. Millar $3,010, Mr. Nastas $5,623, and Mr. Waclawik $3,695); and (b) payments of $3,588 each to the Defined Contribution Plan accounts (Mr. Stewart, Mr. Siemers, Mr. Klepper, Mr. Millar, Mr. Nastas and Mr. Waclawik). Mr. Stewart was paid consulting fees of $212,000 in fiscal 2005 related to service as a consultant to MSC prior to his employment by MSC.
(3)

Represents (a) payments under the Management Incentive Plan (Mr. Stewart $183,336, Mr. Siemers $81,090, Mr. Klepper $78,517, Mr. Millar $124,756, Mr. Nastas $163,581 and Mr. Waclawik $158,309); (b) cash payments under the Long Term Incentive/ Leverage Stock Awards Program (Mr. Klepper $12,900, Mr. Millar $96,200, Mr. Nastas $41,000 and Mr. Waclawik $84,700); (c) cash payments for phantom stock awards earned in 2005 (Mr. Stewart $1,640,467, Mr. Siemers $101,824, Mr. Klepper $91,866, Mr. Millar $91,866, Mr. Nastas $104,990 and Mr. Waclawik $609,161); (d) cash payments to liquidate the executive’s

Supplemental Retirement Plan (Mr. Klepper $50,000, Mr. Millar $645,000, and Mr. Nastas $50,000 and Mr. Waclawik $326,000); (e) cash payments for retention (Mr. Nastas $250,000); and other incentive bonuses (Mr. Siemers $25,000).

(4)	Represents (a) EVA incentive payments (Mr. Waclawik $50,164, Mr. Klepper $23,477, Mr. Millar $53,456 and Mr. Nastas $39,771), (b) other incentive payments (Mr. Waclawik $200,000) and (c) cash payments under the 2001 Long Term Incentive/Leverage Stock Awards Program which vested March 1, 2004 (Mr. Waclawik $88,900, Mr. Klepper $5,300, Mr. Millar $37,100 and Mr. Nastas $16,558).
(5)	Represents (a) EVA incentive payments (Mr. Waclawik $76,455, Mr. Klepper $54,979, Mr. Millar $129,188 and Mr. Nastas $68,400), (b) other incentive payments (Mr. Waclawik $30,000, and Mr. Millar $9,000) and (c) cash payments under the 2000 Long-Term Incentive/Leverage Stock Awards Program which vested February 28, 2003 (Mr. Waclawik $60,600 and Mr. Millar $36,400).
(6)	Salary from July 12, 2004, the day Mr. Siemers joined MSC as Vice President, Chief Financial Officer and Secretary.
(7)	Represents shares of restricted stock (Mr. Klepper 600 shares, Mr. Millar 800 shares and Mr. Nastas 700 shares) granted under the Merit/Stock Exchange Program at market value ($10.26) in lieu of all or a portion of the executive’s merit increase for fiscal 2004. The restrictions were removed on March 1, 2004.
(8)	Represents shares of restricted stock (Mr. Millar 1,000 shares) under the Merit/Stock Exchange Program at market value ($10.00) in lieu of all or a portion of the executive’s merit increase for fiscal 2003. The restrictions were removed on February 28, 2003.
(9)	Granted 64,788 stock options on March 1, 2002, under the 2002 Long-Term Incentive/Leveraged Stock Awards Program at market value ($10.00). The options vest ratably over three years, assuming the individual is still employed with the Company, and expire on February 28, 2007. Mr. Waclawik forfeited 21,596 of these options under an employment agreement entered into on May 5, 2004. 2,700 options were granted in lieu of Mr. Waclawik’s merit increase in fiscal 2003 at market value ($10.00). The options vested immediately and expire on February 28, 2012.
(10)	Granted 13,396 stock options on March 1, 2002 under the 2002 Long-Term Incentive/Leveraged Stock Awards Program at market value $10.00). The options vest ratably over three years, assuming the individual is still employed with the Company, and expire on February 28, 2007. Mr. Klepper forfeited 4,465 of these options under a retention agreement entered into on February 29, 2004.
(11)	Granted 71,121 stock options on March 1, 2002 under the 2002 Long-Term Incentive/Leveraged Stock Awards Program at market value $10.00). The options vest ratably over three years, assuming the individual is still employed with the Company, and expire on February 28, 2007. Mr. Millar forfeited 23,707 of these options under a retention agreement entered into on February 29, 2004.
(12)	Granted 37,752 stock options on March 1, 2002, under the 2002 Long-Term Incentive/Leveraged Stock Awards Program at market value ($10.00). Options vest ratably over three years, assuming the individual is still with the Company, and expire on February 28, 2007. Mr. Nastas forfeited 12,584 of these options under a retention agreement entered into on April 6, 2004.

Option Grants in Last Fiscal Year

There were no options granted to the named executive officers listed in the Summary Compensation Table above during fiscal 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

The following table provides information on option exercises and unexercised option values for the named executive officers listed in the Summary Compensation Table above.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In- the-Money Options at Fiscal Year End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald L. Stewart	—	—	—	—	—	—
Jeffrey J. Siemers	—	—	—	—	—	—
James J. Waclawik, Sr.	—	—	4,200	—	—	—
John M. Klepper	5,000	29,600	5,731	—	31,234	—
Ronald L. Millar, Jr.	—	—	75,614	—	270,001	—
Clifford D. Nastas	8,000	50,425	17,168	—	93,566	—

(1)	The value of unexercised options is based on a market price of $15.45 (the closing market price on February 28, 2005), less the exercise price. The exercise price of all options granted to the above named individuals was the fair market value of a share of common stock on the date of grant.

Employment and Other Agreements

We entered into a letter agreement with Mr. Stewart, effective March 1, 2004. Under this agreement, Mr. Stewart serves as our Chief Executive Officer, and Mr. Stewart is entitled to receive a base salary of $388,125 in fiscal 2006 and a monthly travel allowance, and to participate in our customary fringe and welfare benefits.

Retention agreements were in effect for Messrs. Klepper, Millar and Nastas from February 29, 2004 to June 30, 2005 (except in the case of Mr. Nastas, whose agreement became effective April 6, 2004). In their retention agreements, each executive officer agreed to the buyout and termination of his rights under MSC’s Supplemental Executive Retirement Plan (“SERP”). The SERP buyout price ($50,000 for Mr. Klepper, $645,000 for Mr. Millar and $50,000 for Mr. Nastas) was paid on May 31, 2005. Each retention agreement also provided for a retention bonus ($135,099 for Mr. Klepper, $661,194 for Mr. Millar and $195,395 for Mr. Nastas) which was paid on May 31, 2005. Mr. Nastas also received an additional retention bonus of $250,000 on September 30, 2004. As part of the retention agreement, each executive forfeited his March 2003 long-term incentive award ($20,000 in cash and 2,000 restricted shares from Mr. Klepper, $45,500 in cash and 4,500 restricted shares from Mr. Millar, and $35,000 in cash and 3,500 restricted shares from Mr. Nastas) and certain stock options (4,465 options from Mr. Klepper, 23,707 options from Mr. Millar and 12,584 options from Mr. Nastas).

On June 16, 2005, we entered into severance and change in control agreements with three of our executive officers, Messrs. Nastas, Siemers and Klepper. The agreements became effective on June 30, 2005 and have a term of one-year, automatically renewable for successive one-year terms unless either party gives written notice at least 60-days’ prior to the expiration of the then current term that such party seeks to terminate the agreement as of June 30 of the then current year. The agreements provide that each executive officer has the right to receive severance if his employment terminates under certain circumstances. In the event that the Company terminates the executive’s employment for any reason other than for cause, death or disability, or if the executive terminates his employment in the event of a constructive discharge prior to a change in control, the executive will be entitled to receive severance in the amount of 1.0 times the sum of such executive’s base salary and the amount awarded to the executive under the management incentive plan for the most recently completed fiscal year (the “Compensation Amount”)

In the event that we terminate the executive’s employment for any reason other than for cause, death or disability, or if the executive terminates his employment in the event of a constructive discharge within 15 months of a change in control, the executive will be entitled to receive severance in the amount of 1.5 times such executive’s Compensation Amount. In addition, all stock options or shares of restricted stock which are unvested immediately prior to a change in control shall become fully vested and remain exercisable for at least ninety days after change in control. The executives are also entitled to outplacement and other benefits under the agreement, and are subject to non-competition and non-solicitation covenants following termination.

On May 5, 2004, we entered into an employment agreement and a consulting agreement with Mr. Waclawik, effective February 27, 2004. Under these agreements, Mr. Waclawik served as an employee of the Company through December 31, 2004 and since that date, Mr. Waclawik has served as a consultant to the Company. Under the employment agreement, Mr. Waclawik received base salary of $272,000 per year and participated in the Management Incentive Plan. The employment agreement also provided for (1) a supplemental bonus of $200,000 (paid in May 2004 for services rendered during the 2004 fiscal year) and (2) the buyout and termination of Mr. Waclawik’s rights under the SERP for a payment of $326,000 on May 31, 2004. Mr. Waclawik also earned a bonus of $100,000 in connection with the sale of the Engineered Materials and Devices Group (“EMD”). Under the consulting agreement, Mr. Waclawik provided 40 hours per week of services from January through May of 2005 and is expected to provide five days per month of services during the remainder of the year, for compensation of $424,000 plus a bonus of $100,000. These amounts will be paid as a lump sum in the event Mr. Waclawik’s services are terminated by the Company without cause, by Mr. Waclawik for good reason or upon a change in control. Mr. Waclawik will also receive 30 months of welfare benefits following the termination of his employment, receive outplacement benefits, and be subject to non-competition and non-solicitation covenants. As part of the employment agreement, Mr. Waclawik agreed to forfeit his March 2003 long-term incentive award ($102,000 in cash and 10,000 restricted shares) and stock options to purchase 21,596 shares.

On March 9, 2004, we granted Messrs. Stewart, Klepper, Millar and Nastas phantom stock units (Mr. Stewart 100,000, Mr. Klepper 5,600, Mr. Millar 5,600 and Mr. Nastas 6,400), fifty percent of which vest on the date the fair market value of a share of common stock equals or exceeds $14.00 for 30 trading days and fifty percent of which vest on the date the fair market value of a share of common stock equals or exceeds $15.00 for 30 trading days. On May 5, 2004, Mr. Waclawik also received a grant of (1) 19,070 phantom stock units with a vesting price of $14 per share and an expiration date of July 31, 2006 and (2) 18,056 phantom stock units with a vesting price of $15 per share and an expiration date of July 31, 2007. All phantom stock units vested on December 16 and 17, 2004, and the awards were paid in cash.

On May 6, 2004, we entered into an incentive compensation agreement with Messrs. Blake and Glazier, providing such executives an opportunity to earn a cash bonus based on the gains recognized by MSC upon a partial or complete sale of EMD. Such executive officers are entitled to received a certain percentage of the proceeds received by MSC upon a partial or complete sale of EMD, subject to adjustment based upon the consideration received by MSC. In the event that we have not sold EMD prior to March 1, 2009, we have the option to cash-out such executive officers at any time thereafter. Additionally, such executives have the right to require us to cash-out any bonus they would be entitled to upon a sale of EMD if the fair market value of EMD exceeds $50 million at any time after March 1, 2009. In the event that either executive officer is terminated for cause or by death or disability, we will cash-out any bonus they would be entitled to upon a sale of EMD based on the fair market value of EMD on the date of their termination.

In connection with the sale of substantially all of EMD’s assets on June 20, 2005, we entered into separation agreements with Messrs. Blake and Glazier. Mr. Blake will receive severance equal to 24 months of his base monthly salary, a lump sum payment of $184,238 representing his bonus entitlement and certain amounts payable by MSC in connection with Mr. Blake’s retirement plan and a lump sum payment of $380,000 to buyout and terminate Mr. Blake’s rights under the SERP. Mr. Glazier will receive severance equal to 18 months of his base monthly base salary, a lump sum payment of $109,919 representing his bonus entitlement and certain amounts payable by MSC in connection with Mr. Glazier’s retirement plan and a lump sum of $494,000 to buyout and terminate Mr. Glazier’s rights under the SERP. MSC concluded that no amounts were payable under the incentive compensation agreements described above to Messrs. Blake and Glazier in connection with the sale of EMD’s assets on June 20, 2005.

Certain Relationships and Related Transactions

Mr. Stewart served as a consultant to MSC during fiscal 2004. Mr. Stewart received a deferred payment of $212,000 in fiscal 2005 related to his consulting contract.

Pension Plans

As a result of the SERP payouts described above, we no longer maintain any supplemental pension plan for any executive officer named in the Summary Compensation Table.

REPORT OF COMPENSATION, ORGANIZATION AND

CORPORATE GOVERNANCE COMMITTEE

The Compensation, Organization and Corporate Governance Committee (the “Committee) oversees, approves and administers the compensation policies and plans for MSC’s employees, including executive officers, reviews officer compensation levels and evaluates management performance and organization. During fiscal 2005, the Committee assumed the responsibilities previously preformed by the Corporate Governance Committee, including identifying and recommending candidates for election to the Board, overseeing the evaluation of the Board and approving MSC’s corporate governance principles and Code of Business Ethics. The Committee is composed exclusively of non-employee, independent directors. This report only covers a discussion of the Committee’s philosophy and actions with respect to executive compensation.

Compensation Philosophy

The MSC compensation program is designed to reward executives based on favorable performance and results. Compensation policies and plans (including benefits) are designed to attract and retain top quality and experienced executives by providing the opportunity to earn competitive cash compensation based on corporate, business unit and individual performance plus the opportunity to accumulate stock-based wealth commensurate with the long-term growth and value created for MSC’s shareowners. Equity ownership is further emphasized through share retention and ownership guidelines established by the Committee, which are discussed later in this report.

The Committee seeks to attract executive talent by offering competitive base salaries and annual and long-term performance incentive opportunities. It is the Committee’s practice to provide incentives that promote both the short and long-term financial objectives of MSC. Achievement of short-term objectives is rewarded through base salary and annual performance incentives, while long-term incentive grants (including phantom stock units payable in cash) encourage executives to focus on MSC’s long-term goals as well. These incentives are based on financial objectives of importance to MSC, including revenue and earnings growth and creation of shareowner value. MSC’s compensation program also accounts for individual performance, which enables the Committee to differentiate among executives and emphasize the link between personal performance and compensation.

The Committee compares MSC’s senior management compensation levels with those of a group of companies in industries related to MSC and similar-size companies in the general industry. In addition, the Committee and senior management periodically reviews the effectiveness and competitiveness of MSC’s executive compensation structure with the assistance of independent consultants. Such consultants are generally engaged by, and report directly to, the Committee; however, senior management has engaged, and may in the future engage, compensation consultants, subject to Committee approval and oversight.

The key elements of executive compensation are base salary, annual performance incentive awards and long-term incentive grants. It is the Committee’s practice to target each of these elements to deliver compensation to each executive and all executives as a group within the mid-level range of compensation for persons having similar responsibilities at companies in the comparison group.

Elements of Executive Compensation

Base Salary

The Committee annually reviews and determines the base salaries of the Chief Executive Officer and other members of senior management. In each case, the Committee takes into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience and competitive salary practices.

Base salaries increased 3% due to merit for Messrs. Klepper, Millar and Nastas on March 1, 2004. In addition, Messrs. Millar and Nastas received promotional increases during the year of 8.0% and 18.2%, respectively.

Mr. Stewart replaced Michael J. Callahan as President and Chief Executive Officer effective March 1, 2004 and Mr. Siemers replaced Mr. Waclawik as Vice President, Chief Financial Officer and Secretary effective July 12, 2004. Accordingly, Messrs. Stewart and Siemers did not receive an increase in base salary during fiscal 2005.

In fiscal 2000, MSC introduced a program to promote greater stock ownership in MSC by officers. The Merit/Stock Exchange Program allows an officer to elect to receive a merit increase in base salary in the form of stock or stock options based on fair market value, rather than in cash, during periods MSC’s trading window is open for officers. The trading window was not open during election periods during fiscal 2005, and, therefore, officers were not given the opportunity to participate in the program during fiscal 2005. Only stock awards will be permitted under the program beginning in fiscal 2006.

Performance-Based Annual Incentive Awards

Cash incentive opportunity for management employees is determined on an annual basis and is targeted at median competitive levels based upon the comparison group of companies discussed above. For fiscal 2005, the Committee adopted a management incentive plan that generally provided that full-time management employees selected by the Committee were able to earn an incentive bonus based on MSC’s earnings before interest and taxes (“Profit”). The Committee established a target level of Profit and participants became eligible for a payout if Profit was at least 80% of the target level.

Each participant’s bonus opportunity was a specified percentage of his or her eligible compensation (the “Bonus Opportunity”). Officer employees received an incentive payout equal to 50% of the Bonus Opportunity if Profit was at least 80% of the target level, 100% of the Bonus Opportunity if Profit was 100% of the target level and 150% of the Bonus Opportunity if Profit was 120% of the target level.

Under the plan, Messrs. Stewart, Siemers, Waclawik, Klepper, Millar and Nastas earned cash payouts of $183,336, $81,090, $158,309, $78,517, $124,756 and $163,581, respectively, in the aggregate in fiscal 2005.

For fiscal 2006 and as previously disclosed, the Committee has adopted a similar plan based on MSC’s income from continuing operations.

Long-Term Incentive Awards

Prior to fiscal 2005, long-term incentives for senior management consisted primarily of stock options, restricted stock and cash awards. Beginning in fiscal 2005, the Committee determined to focus less on stock options and more on stock and cash long term incentives. In fiscal 2005, the Committee provided long-term incentives solely in the form of phantom stock units payable in cash. Phantom stock units were granted to Messrs. Stewart, Siemers, Waclawik, Millar, Nastas and Klepper and are described in more detail under “Employment and Other Agreements.” At the time of each grant, MSC’s closing stock price was between $9.46 and $11.60 per share. All of the phantom stock units granted in fiscal year 2005 vested upon MSC’s stock price closing above $14.00 and $15.00 for 30-consecutive trading days, which occurred on December 16 and 17, 2004. An aggregate of $2,640,174 was paid to the above participants in January 2005, and an additional $820,233 was paid to MSC’s Non-Executive Chairman.

The Committee has adopted, subject to shareowner approval, a new long-term incentive plan to incentivize management. For fiscal 2006, awards under the plan are based on a three-year cumulative EBITDA measure and payable in both stock and cash. See “Approve 2005 Long Term Incentive Plan” beginning on page 14 for a complete description of the plan.

Retention Arrangements

In fiscal 2004, pursuant to retention agreements entered into with certain of MSC’s executive officers, such executive officers were offered $1,471,000 in the aggregate to buy out their rights under MSC’s supplemental pension plans. Messrs. Nastas, Klepper and Millar received $50,000, $50,000 and $645,000, respectively, on May 31, 2004. As partial consideration for such buy out, Messrs. Klepper, Millar and Nastas forfeited all rights to their March 1, 2003 restricted stock and cash awards (9,794 shares and $100,500 in cash in the aggregate) and the unvested portion of the March 1, 2002 stock options (40,756 options in the aggregate). All of the retention agreements were effective as of February 29, 2004, except for Mr. Nastas’ which was effective on April 6, 2004. Mr. Nastas received an additional retention payment of $250,000 on September 30, 2004. Mr. Klepper and Mr. Millar also received $135,099 and $661,194, respectively on May 31, 2005. For additional information regarding the retention agreements, including the change in control payments payable thereunder, see “Employment and Other Agreements.” The retention agreements expired pursuant to their terms on June 30, 2005.

Effective June 30, 2005, MSC entered into new severance and change in control agreements with Messrs. Nastas, Siemers and Klepper. The Committee believed it was in the best interests of MSC and its shareowners to incentive them in the event there is a change in control or termination without cause. For details regarding these agreements, see “Employment and Other Agreements.”

Compensation of the Chief Executive Officer

Effective March 1, 2004, Mr. Stewart replaced Michael J. Callahan, who retired on February 29, 2004, as President and Chief Executive Officer. In connection with the recruitment of Mr. Stewart, the Committee negotiated a compensation package with Mr. Stewart that included an annual salary of $375,000, inclusion in MSC’s management incentive plan described above under “Performance-Based Annual Incentive Awards”, 100,000 phantom stock units (payable in cash) and other perquisites. Mr. Stewart earned a cash payout of $183,336 under the management incentive plan for fiscal 2005. In addition and as discussed above, the phantom stock units vested and Mr. Stewart received $1,640,467 in cash in January 2005.

The Committee also reviewed perquisites and other compensation paid to Mr. Stewart for fiscal 2005, and found these amounts to be reasonable.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code (the “Code”) precludes a public corporation from taking a deduction for compensation in excess of $1 million in any taxable year for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied.

The Committee considers the anticipated tax treatment to MSC and the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Committee’s control also can affect deductibility of compensation. For these and other reasons, the Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m) of the Code.

The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of MSC and its shareholders.

Executive Share Retention Guidelines

The Committee believes that senior management should have a significant equity interest in MSC. In order to promote equity ownership and further align the interests of management with MSC’s shareowners the Committee has adopted share retention and ownership guidelines for senior management. Under these guidelines, certain executives are expected to invest a specified multiple of their respective base salary in MSC, including through the ownership of common stock, restricted stock units, shares held in MSC’s Savings and Investment Plan, restricted shares in MSC’s long-term incentive plans and the value of vested stock options. Mr. Stewart, as MSC’s Chief Executive Officer is expected to invest five times his annual base salary and each of the other named executive officers is expected to invest two times his annual base salary. The Committee periodically reviews share ownership levels of those persons subject to these guidelines.

Compensation, Organization and Corporate Governance Committee

of the Board of Directors

Mr. Frank L. Hohmann III (Chairperson)

Mr. Avrum Gray

Dr. Ronald A. Mitsch

Mr. John D. Roach

PERFORMANCE GRAPH

The following chart shows total shareowner returns, assuming $100 was invested on February 29, 2000 in Material Sciences Corporation, the S&P SmallCap 600 Index and the S&P SmallCap 600 Materials Group, with dividends, if any, reinvested through February 28, 2005.

TOTAL RETURN INDEX

	February 28 or 29,
	2000	2001	2002	2003	2004	2005
Material Sciences Corporation	$100.00	$60.95	$69.26	$71.06	$78.92	$107.15
S&P SmallCap 600 Index	100.00	99.64	107.46	86.50	134.65	158.41
S&P SmallCap 600 Materials Group	100.00	111.69	114.12	77.98	131.32	191.70

OTHER MATTERS

Shareowner Proposals and Director Nominations for 2006 Annual Meeting of Shareowners

We plan to hold our 2006 Annual Meeting of Shareowners on June 22, 2006. Proposals of shareowners intended to be presented at the 2006 Annual Meeting of Shareowners must be received by us no later than January 24, 2006, to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Such proposals should be addressed to Secretary, Material Sciences Corporation, 2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007.

Under our By-Laws, shareowners may nominate directors or bring other business before our 2006 Annual Meeting of Shareowners by delivering notice to us (containing certain information specified in the By-Laws) no earlier than March 24, 2006 nor later than April 23, 2006. Please note that these requirements are separate and apart from, and in addition to, the SEC’s requirements that a shareowner must meet to have a shareowner proposal included in our proxy statement as discussed above. A copy of the full text of the provisions of the By-Laws discussed above may be obtained from the SEC or by writing the Secretary of MSC.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Director Nominations to be Considered by the Board

Nominations for the election of directors may be made at times other than at the annual meeting by the Board of Directors or by a shareowner entitled to vote generally in the election of directors. The Compensation, Organization and Corporate Governance Committee has the authority to retain a third party search firm to assist it in identifying potential director nominees who meet the criteria and priorities established from time to time and facilitate the screening and nomination process for such nominees. For a nomination to be properly made by any shareowner and be considered for recommendation by the Board to the shareowners and included in our proxy statement for the 2006 annual meeting, written notice of such shareowner’s nomination must be given, either by personal delivery or by registered or certified United States mail, postage prepaid, to the Secretary of MSC (and must be received by the Secretary) no later than January 24, 2006. Such notice shall set forth: (1) the name and address of the shareowner making the nomination and of the person to be nominated; (2) the number of shares of common stock beneficially owned by that shareowner; (3) the name, age, business address and residence of the nominee; (4) the principal occupation or employment of the nominee; (5) the number of shares of common stock of MSC beneficially owned by the nominee; and (6) the written consent of the nominee to having such nominee’s name placed in nomination at the meeting and to serve as a director if elected. In order for a shareowner nomination to be included in the proxy statement, the nominee must meet the selection criteria as determined from time to time by the Compensation, Organization and Corporate Governance Committee.

MSC evaluates director nominees recommended by shareowners in the same manner in which it evaluates other director nominees. MSC has established through its Compensation, Organization and Corporate Governance Committee selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by shareowners, and address the issues of experience and personal attributes. The Board, with the assistance of the Compensation, Organization and Corporate Governance Committee, selects potential new Board members using the criteria and priorities established from time to time. Desired personal attributes for potential director nominees include: unquestioned personal integrity, loyalty to MSC and concern for its success and welfare, courage to criticize, application of sound business ethics and independent judgment, awareness of a directors’ vital part in MSC’s good corporate citizenship and the corporate image, time available for meetings and consultation on MSC matters, independence and the absence of conflict of interests, wide contacts with business and political leaders, and willingness to assume responsibility on behalf of all shareowners to oversee the management of the enterprise.

Desired experience for potential director nominees include: high-level leadership experience in business or administrative activities with public companies, relevant ongoing business, governance or administrative activities, specialized expertise in relevant industries, breadth of knowledge about issues affecting MSC, and ability and willingness to contribute special competencies to Board activities.

The composition, skills and needs of the Board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the Board of Directors.

Solicitation of Proxies

We will bear the cost of the solicitation. In addition to solicitation by mail, we will request banks, brokers, and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of our common stock of whom they have knowledge, and will reimburse them for their expenses in so doing. In addition, we expect to pay $5,500 plus expenses, for assistance by Georgeson Shareholder in the solicitation of proxies and certain mailing services. Some of our officers and other employees and Georgeson Shareholder may solicit proxies personally, by telephone, by mail, facsimile transmission or other forms of electronic communication. Our officers and employees will not receive any additional compensation for such activities.

Additional Information

We will provide, without charge to each shareowner upon written request, a copy of our Annual Report on Form 10-K, including the financial statement schedules, for its most recent fiscal year. Individuals interested in receiving such Form 10-K should by written request contact:

Shareowner Relations Department

Material Sciences Corporation

2200 East Pratt Boulevard

Elk Grove Village, IL 60007

By Order of the Board of Directors,

Jeffrey J. Siemers

Executive Vice President, Chief Administrative

and Financial Officer and Secretary

Elk Grove Village, Illinois

July 13, 2005

ANNEX A

Material Sciences Corporation

2005 Long Term Incentive Plan

ARTICLE 1

Establishment and Purpose

1.1 Establishment. The Material Sciences Corporation 2005 Long Term Incentive Plan is established effective as of March 1, 2005, subject to approval by the shareowners of the Company. Awards may be made under the Plan prior to shareowner approval of the Plan so long as such Awards (including the issuance of any Restricted Stock) are subject to such shareowner approval of the Plan. Awards may be made under the Plan until February 28, 2010, unless the Plan is terminated earlier by the Committee or the Board. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

1.2 Purpose. The purpose of the Plan is to foster and promote the long-term financial success of the Company and increase stockholder value by: (a) strengthening the Company’s capability to develop and maintain a management team; (b) motivating superior performance by means of long-term performance related incentives linked to business performance, (c) encouraging and providing for obtaining an ownership interest in the Company; (d) attracting and retaining qualified personnel by providing incentive compensation opportunities competitive with other similar companies; and (e) enabling officers and other key employees to participate in the long-term growth and financial success of the Company.

ARTICLE 2

Definitions

The following Sections of this Article provide terms used in this Plan, and whenever used herein in a capitalized form, except as expressly provided, the terms shall be deemed to have the meanings set forth in this Article. In addition, certain other terms used in the Plan but not specifically defined in this Article have the definitions given to them in the first place in which they are used.

2.1 “Affiliate” means any corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company, including the subsidiaries of the Company and other entities controlled by such subsidiaries.

2.2 “Award” means a grant under the Plan, based upon criteria specified by the Committee. Awards shall be subject to the terms and conditions of the Plan and shall be evidenced by an Agreement containing such additional terms and conditions not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

2.3 “Award Agreement” means any agreement, letter or other instrument by which an Award is granted to a Participant.

2.4 “Award Cycle” means any period designated in an Award Agreement as an “Award Cycle.”

2.5 “Award Term” means the period designated in an Award Agreement as the “Award Term.”

2.6 “Board of Directors” or “Board” means the Board of Directors of the Company.

2.7 “Cause” means one or more of the following: (i) a Participant’s commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Affiliates or any of their customers or suppliers, (ii) a Participant’s reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its Affiliates substantial public disgrace or disrepute or substantial economic harm, (iii) substantial and repeated failure by a Participant to perform duties as reasonably directed by the Company’s Chief Executive Officer (or, with respect to such Chief Executive Officer, the Board), (iv) any willful act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its subsidiaries to the material disadvantage or detriment of the Company and its Affiliates, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Affiliates or (vi) with respect to a Participant covered by an employment agreement with the Company or an Affiliate, any material breach of such agreement which is not cured to the Company’s Chief Executive Officer (or, with respect to such Chief Executive Officer, the Board) reasonable satisfaction within fifteen (15) days after written notice thereof to the Participant.

2.8 “Change in Control” means the occurrence of any of the following events:

2.8.1 the acquisition by any Person or Persons acting in concert, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the outstanding stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire stock); or

2.8.2 (a) the consummation of any consolidation or merger of the Company, other than a consolidation or merger of the Company in which holders of its stock immediately prior to the consolidation or merger hold proportionately at least a majority of the outstanding common stock of the continuing or surviving corporation, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company (“Transfer Transaction”), except where (1) the Company owns all of the outstanding stock of the transferee entity or (2) the holders of the Company’s common stock immediately prior to the Transfer Transaction own proportionately at least a majority of the outstanding stock of the transferee entity, immediately after the Transfer Transaction, or (c) any consolidation or merger of the Company where, after the consolidation or merger, one Person owns one hundred percent (100%) of the shares of stock of the Company (except where the holders of the Company’s common stock immediately prior to such merger or consolidation own proportionately at least a majority of the outstanding stock of such Person immediately after such consolidation or merger).

2.9 “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

2.10 “Committee” means the Compensation, Organization and Corporate Governance Committee of the Board or Directors or other committee authorized by the Board to administer the Plan.

2.11 “Company” means Material Sciences Corporation, a Delaware corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated, any corporation for whose securities the securities of the Company shall be exchanged, and any assignee of or successor to substantially all of the assets of the Company.

2.12 “Disability” means a mental or physical illness that entitles the Participant to receive benefits under the long-term disability plan of the Company, or if there is no such plan or the Participant is not covered by such a plan or the Participant is not an employee of the Company, a mental or physical illness that renders a Participant totally and permanently incapable of performing the Participant’s duties for the Company, as determined by the Committee. The determination of Disability for purposes of this Plan shall not be construed to be an admission of disability for any other purpose.

2.13 “Eligible Employee” means an Employee who is employed or serves in a position or capacity designated by the Committee as eligible to participate in the Plan.

2.14 “Employee” means any person who is considered to be an employee of the Company pursuant to its personnel policies.

2.15 “Good Reason” means the occurrence, without the express written consent of a Participant, of any one of the following events:

2.15.1 the assignment to a Participant of any duties significantly inconsistent with the Participant’s position and status with the Company or a substantial adverse alteration in the nature or status of the Participant’s employment responsibilities from those in existence on the date hereof;

2.15.2 the relocation of a Participant’s office or job location to a location not within seventy-five miles (75) of the Participant’s present office or job location, except for required travel on the Company’s business to an extent substantially consistent with the Participant’s present business travel obligations; or

2.15.3 a substantial reduction in a Participant’s annual rate of salary, other than a reduction that is part of an overall reduction in the annual rate of salaries of all officers of the Company.

An event shall not constitute Good Reason unless a Participant provides written notice to the Company specifying the event relied upon for Good Reason within sixty (60) days after the occurrence of such event. Within thirty (30) days of receiving such written notice from a Participant, the Company may cure or cause to be cured the event upon which the Participant claims Good Reason and no Good Reason shall have been considered to have occurred with respect to such event. The Company and a Participant, upon mutual written agreement, may waive any of the foregoing provisions which would otherwise constitute Good Reason.

2.16 “Participant” means an Eligible Employee who satisfies the eligibility conditions of the Plan and who has been selected by the Committee for participation in the Plan.

2.17 “Payment Value” means the amount designated as the “Payment Value” in an Award Agreement.

2.18 “Payout” means the actual amount to be distributed under the Plan to a Participant with respect to the Award Term or an Award Cycle.

2.19 “Performance Goals” means the level of performance for the Award Term or Award Cycle, as determined by reference to one or more of the Performance Measures, the attainment of which results in a right (subject to the provisions of the Plan and the Award Agreement) to receive a Payout for the Award Term or an Award Cycle. Unless otherwise specified by the Committee, the Performance Goals shall be further differentiated as follows:

2.19.1 the “Threshold Performance Goal” which is the level of a given Performance Measure that, if attained, will result in the Participant receiving a percentage of the Payment Value ascribed to such Performance Measure;

2.19.2 the “Target Performance Goal” which is the level of a given Performance Measure that, if attained, will result in the Participant receiving a percentage of the Payment Value ascribed to such Performance Measure and;

2.19.3 an “Above Target Performance Goal” which is a level of a given Performance Measure that, if attained, will result in the Participant receiving a percentage of the Payment Value ascribed to such Performance Measure.

As provided in Section 5.2 below, failure to obtain any one Threshold Performance Goal for the Award Term or a Performance Cycle, regardless of the level of achievement with respect to any other Performance Measure, shall result in no Payout for the Award Term or that Award Cycle.

2.20 “Performance Measures” mean the particular performance measures for the Award Term or an Award Cycle determined in the discretion of the Committee, based upon the Committee’s determination of the goals that will most effectively further the Company’s corporate objectives. Performance Measures may include sales; cash flow; cash flow from operations; operating profit or income; net income; operating margin; net income margin; return on net assets; economic value added; return on total assets; return on common equity; return on total capital; total shareholder return; revenue; revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA growth; cumulative EBITDA over a period fixed by the Committee; basic earnings per share; diluted earnings per share; funds from operations per share and per share growth; cash available for distribution; cash available for distribution per share and per share growth; share price performance on an absolute basis and relative to an index of earnings per share or improvements in the Company’s attainment of expense levels; implementing or completion of critical projects; or other reasonable criteria established by the Committee. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements.

2.21 “Plan” means the Material Sciences Corporation 2005 Long Term Incentive Plan, as herein set forth and as may be amended from time to time.

2.22 “Restricted Stock” means the Company’s common stock issued under the Company’s 1992 Omnibus Stock Awards Plan for Key Employees or other equity plan of the Company designated by the Committee, which shall be (i) used for Payouts to Participants under Article 6 hereof, (ii) be fully (100%) vested at all times after issuance, and (iii) be non-transferable by a Participant for a period of one year and one day after the date on which such issuance was made.

2.23 “Retirement” means a Participant’s voluntary Termination of Employment on or after attaining age sixty-five.

2.24 “Termination of Employment” means the occurrence of any act or event whether pursuant to an employment agreement or otherwise that actually or effectively causes or results in the person’s ceasing, for whatever reason, to be an officer or employee of the Company and of any Affiliate, including, without limitation, death, Disability, dismissal, resignation, Retirement, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company and or any Affiliate of a business such entity owns or operates. A Termination of Employment shall occur with respect to a Participant who is employed by an Affiliate if the Affiliate shall cease to be an Affiliate and the Participant shall not immediately thereafter become an employee of the Company or another Affiliate. A promotion or transfer of employment to another position eligible for participation in the Plan shall not constitute a Termination of Employment.

ARTICLE 3

Administration

3.1 Committee. The Plan shall be controlled, managed and administered by the Committee, which shall consist of two or more members. Each member of the Committee shall be a “Non-employee Director” as that term is defined by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) or any similar rule which may subsequently be in effect (“Rule 16b-3”) and shall be an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code and the Treasury Regulations promulgated thereunder. The members shall be appointed by the Board of Directors, and any vacancy on the Committee shall be filled by the Board of Directors. The Committee shall have the discretion to interpret the provisions of the Plan, and its interpretations and determinations shall be final and binding on all persons, including the Company, all Affiliates and Participants. The Committee may, from time to time, adopt rules or guidelines with respect to the administration of the Plan and the rights granted hereunder which are consistent with the provisions of the Plan and may amend any and all rules or guidelines previously established. No determination or decision of the

Committee shall be subject to de novo court review if the procedures of this Article have been followed by the Committee. Subject to the express provisions of the Plan and to the extent not inconsistent with the provisions of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder regarding performance-based compensation, the Committee may, from time to time, delegate or allocate the performance of any part or all its ministerial duties under the Plan as it considers desirable to such person or persons as it may select. All costs of Plan administration will be paid by the Company.

3.2 Powers of Committee. For purposes of the Plan, the Committee’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by, or necessary to administer, the Plan:

3.2.1 to determine the Award Cycle(s), Award Term, Payment Value, Performance Goals, Performance Measures and other criteria for which the Committee has discretion under the Plan;

3.2.2 to select or designate, for the Award Term or any Award Cycle, the Eligible Employees (if any) to become Participants under the Plan;

3.2.3 to determine the terms and conditions of any Awards granted hereunder and to adjust the terms and conditions of any Award under the provisions of the Plan;

3.2.4 to provide for the forms of Agreement to be utilized in connection with the Plan;

3.2.5 to determine the Payout to a Participant and any other right to compensation under the Plan;

3.2.6 to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be necessary or appropriate to assist in administering the Plan;

3.2.7 to sue or cause suit to be brought in the name of the Plan or the Company;

3.2.8 to determine whether and with what effect an individual has incurred a Termination of Employment;

3.2.9 to obtain from Participants such information as is necessary for the proper administration of the Plan;

3.2.10 to execute and file such returns and reports as may be required with respect to the Plan; and

3.2.11 to make any adjustments or modifications permitted under the provisions of the Plan.

ARTICLE 4

Participation, Performance Measures and Performance Goals

4.1 Participation. The Committee shall select which Eligible Employees will become Participants in the Plan during any given fiscal year the Plan is in effect. The Committee may consider any factors it deems pertinent in selecting an Eligible Employee as a Participant. Upon the selection of the Participants, the Committee shall provide the notices described in Section 4.6 below. A person will become a Participant only upon returning to the Company a signed, written Award Agreement received from the Committee stating the person is a Participant and providing such additional information the Committee deems relevant, including the Award Term and Award Cycle.

4.2 Participation of Newly Hired Employees. Except as provided in the sole discretion of the Committee, an individual must be an Eligible Employee as of the beginning of the Company’s fiscal year in order to be selected as a Participant. If an individual first becomes an Eligible Employee after the beginning of the Company’s fiscal year, the Committee may, in its discretion, designate such new Eligible Employee as a Participant. Unless the Committee, in its sole discretion, determines otherwise, all amounts payable under this Plan to such Participant for the Award Term or an Award Cycle shall be pro-rated with respect to the date he or she first became an Eligible Employee or such later date as designated by the Committee. The Committee may make such adjustments as it seems appropriate in order to effectuate this Section.

4.3 Payout Amounts. The Payouts that a Participant is entitled to receive under the Plan for an Award Term or an Award Cycle, upon the achievement of the Performance Goals, will be based upon a pre-determined percentage of the Payment Value. Such percentages will be set forth in an Award Agreement.

4.4 Performance Measures. The Committee shall establish one or more Performance Measures for the Award Term or an Award Cycle. It is the intent of the Committee that the Performance Goals and Performance Measures established for the Award Term or an Award Cycle will not change during such period. However, certain circumstances identified at the discretion of the Board or the Committee may warrant a modification to the Performance Goals and Performance Measures. These circumstances would include, but not be limited to, unforeseen events such as changes in law, regulations, or rulings; changes in accounting principles or practices; or a merger, acquisition, divestiture or other significant transaction. Participants will be notified of any such modification as soon as practicable. Different Performance Measures and/or Performance Goals may be awarded to similarly situated Participants, and the Performance Measures and Performance Goals awarded to one Participant shall not have an effect on or in any way limit the Performance Measures and Performance Goals awarded to another Participant.

4.5 Performance Goals. For any Performance Measure established by the Committee, the Committee shall establish the levels of the Performance Goals. After establishing the Performance Goals for a Performance Measure, the Committee shall have the discretion, where practicable, to provide that the amounts payable in respect of the Performance Goals shall be prorated if the actual performance for the Award Term is between the Performance Goals established by the Committee.

4.6 Notice of Participation. After an Eligible Employee has been designated as a Participant, the Committee shall provide such Participant with an Award Agreement setting forth the Payment Value, Award Cycle(s), Award Term, Performance Measures and Performance Goals for the Participant.

ARTICLE 5

Calculating the Payout

5.1 General. As soon as practicable following the end of the Award Term or an Award Cycle, the Committee shall calculate the Payout to each Participant based upon the actual performance of the Company and the Performance Measures, Performance Goals and Payment Values for such period.

5.2 The Payout. The actual Payout amount to be distributed with respect to a Award Term or Award Cycle may range over a set of compensation values determined by the Committee, as further described in this Section and in an Award Agreement. The amount payable to a Participant shall not exceed the Maximum Payment applicable to such Participant.

5.2.1 If the actual performance during the Award Term or an Award Cycle shall be less than the Threshold Performance Goal for any Performance Measure, the Payout shall be zero.

5.2.2 If the actual performance during the Award Term or an Award Cycle shall equal or exceed each Threshold Performance Goal, the Payout shall be a percentage of the Payment Value previously identified in respect of the Performance Goals attained by a Participant (as reduced, in the case of an Award Term, by any previous Payouts during an Award Cycle).

5.2.3 If the actual performance for the Award Term or an Award Cycle is between the Performance Goals established by the Committee and if the Committee provides for proration, the applicable Payout will be prorated accordingly through linear interpolation. If the Committee chooses not to engage in proration, the Payout shall based upon the next closest lowest achieved Performance Goal as determined by the Committee in its sole discretion.

ARTICLE 6

Payment of Benefits

6.1 Normal Payout. Except as otherwise provided in the Plan, and subject to the condition of continued employment with the Company or an Affiliate, as set forth in Section 6.2 below, the Payout to a Participant for the Award Term or an Award Cycle shall be made within two and one-half months following the close of the Award Term or such Award Cycle in the form described in Section 6.5; provided, however, that the Committee may, in its discretion, defer payment until audited financial data is available (but in any event no later than the end of the calendar year in which such Award Term or Award Cycle ends) unless such deferral would cause any such payment to be subject to the requirements of Code Section 409A. Except as otherwise provided in the subsequent Sections of this Article 6, each Participant shall receive a payment equal to the full value of his or her Payout for the Award Term or applicable Award Cycle. Payouts under this Section 6.1 are conditioned upon the Participant’s compliance with any non-compete and/or confidentiality provision in any written agreement or policy between the Participant and the Company. Unless the Committee provides otherwise in writing, upon the date of any violation of any such non-compete and/or confidentiality provision, the person shall immediately cease to be a Participant, and any amount not yet distributed to such Participant under this Section 6.1 shall immediately and automatically be forfeited, whether or not such violation results in a Termination of Employment with the Company during the Award Term.

6.2 Forfeiture. If a Participant initiates a Termination of Employment with the Company for any reason other than for death, Disability or Retirement, or Good Reason, or the Participant incurs a Termination of Employment for Cause, unless the Committee provides otherwise in writing, the Participant shall immediately cease to be a Participant, and any amount not yet distributed to such Participant under Section 6.1 shall immediately and automatically be forfeited, whether or not such Termination of Employment occurs before the end of the Award Term.

6.3 Termination, Retirement, Disability, Promotion, Demotion, Transfer, or Death. A Participant’s Termination of Employment with the Company under the circumstances set forth in this Section 6.3 shall not result in the forfeiture of the Participant’s Payout or the right to receive a Payout under the Plan:

6.3.1 If the Participant incurs a Termination of Employment with the Company that is initiated by the Company without Cause, or by the Participant for Good Reason, or is the result of the Participant’s Retirement or Disability, or if the Participant ceases to be an Eligible Employee due to an approved leave of absence, promotion, demotion or transfer to a position of employment within the Company or an Affiliate which the Committee determines is ineligible for participation in the Plan, then the Participant shall receive a Payout equal to (i) the unpaid portion of a Participant’s Payout if the Award Term or Award Cycle has closed and for which a Payout has not been completed as of such Termination of Employment, approved leave of absence, promotion, demotion or transfer date and (ii) a pro rata Payout determined with respect to the Performance Goals if the Award Term or Award Cycle shall not have been closed, based upon the product of (A) a fraction, the numerator of which is the number of months which have elapsed in the Award Term or Award Cycle and the denominator of which is the total number of months in the Award Term or Award Cycle, and (B) the actual performance through the date of the Termination of Employment, approved leave of absence, promotion, demotion or transfer occurs (compared to a pro rata portion of the overall Performance Goal for the Award Term, as adjusted for seasonality and other factors if and to the extent the Committee deems appropriate). Any Payout pursuant to this Section 6.3.1 shall be reduced by the amount of any Payout previously made with respect to an Award Cycle during the Award Term. Any Payout pursuant to the provisions of this Section 6.3.1 shall be made in cash.

6.3.2 If the Participant’s employment with the Company is terminated as a result of the Participant’s death, the beneficiary designated in a written form filed with the Company shall receive (i) to the extent not already paid, the Payout designated for the deceased Participant if the Award Term or Award Cycle has been closed and for which payments have not been completed as of such date of death, which payment shall be paid as soon as reasonably practicable following the Participant’s death, and (ii) a pro rata Payout if the Award Term or Award Cycle shall not have been closed, determined with respect to the Performance Goals, based upon the product of (A) a fraction, the numerator of which is the number of months which have elapsed in the Award Term or Award Cycle and the denominator of which is the total number of months in the Award Term or Award Cycle, and (B) the actual performance through the date of the death (compared to a pro rata portion of the overall Performance Goal for the Award Term, as adjusted for seasonality and other factors if and to the extent the Committee deems appropriate). Any Payout pursuant to this Section 6.3.2 shall be reduced by the amount of any Payout previously made with respect to an Award Cycle during the Award Term. Any Payout pursuant to the provisions of this Section 6.3.2 shall be made in cash.

6.4 Change in Control. Upon a Change in Control, if the Award Term or Award Cycle shall have been completed, each Participant shall receive the Payout as soon as reasonably practicable following the date of the Change in Control. If the Award Term or Award Cycle shall not have been completed as of the date of the Change in Control, the Committee shall determine the Payout of the uncompleted Award Term or Award Cycle as of the date of the Change in Control, which shall be a pro rata Payout for the Award Term with respect to the Performance Goals and based upon the product of (i) a fraction, the numerator of which is the number of months which have elapsed in the Award Term and the denominator of which is the total number of months in the Award Term, and (ii) actual performance through the date of the Change in Control (compared to a pro rata portion of the overall Performance Goal for the Award Term, as adjusted for seasonality and other factors if and to the extent the Committee deems appropriate). Any Payout pursuant to this Section 6.4 shall be reduced by the amount of any Payout previously made with respect to an Award Cycle during the Award Term. Any Payout pursuant to the provisions of this Section 6.4 shall be made in cash.

6.5 Form of Payment. Except as provided in Section 6.4 or as otherwise determined by the Committee in its sole discretion, any Payout shall be made sixty percent (60%) in shares of Restricted Stock and forty percent (40%) in cash. The number of shares of Restricted Stock to be issued pursuant to any given Payout shall be based upon the average closing sales price of the Company’s common stock on the New York Stock Exchange for the thirty consecutive trading days ending on the last business day of an Award Cycle or Award Term, as the case may be.

6.6 Facility of Payment. When a Participant is under a legal disability or, in the Committee’s opinion, is in any way incapacitated so as to be unable to manage his or her affairs, the Committee may direct the payment of a Payout to such Participant’s legal representative, or to a relative or friend of such Participant for such Participant’s benefit, or the Committee may direct the application of such Payouts for the benefit of such Participant in such manner as the Committee considers advisable. Any Payouts made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such Payouts under the Plan, and no Committee member nor the Company shall have any duty to inquire as to whether a legal disability or other incapacity exists, or for any determination with respect thereto.

ARTICLE 7

Amendment or Termination

7.1 Amendment. The Board may amend, alter, or discontinue the Plan at any time, but no amendment, alteration or discontinuation shall be made which would impair the rights of a Participant under an Award theretofore granted without the Participant’s consent, except such an amendment (a) made to cause the Plan to comply with applicable law (including Section 409A of the Code, to the extent any portion of the Plan is determined to constitute a nonqualified deferred compensation plan), or (b) made to permit the Company a deduction under applicable tax law. The Committee may amend, alter or discontinue the terms of any Award theretofore granted, prospectively or retroactively, on the same conditions and limitations (and exceptions to limitations) as apply to the Board, and further subject to any approval or limitations the Board may impose.

7.2 Plan Termination. The Committee or the Board may terminate the Plan at any time when, in its judgement such termination is appropriate or necessary; such termination to become effective upon the execution by the Committee or the Board of a written resolution duly executed and stating the fact of such termination and the date as of which it is to be effective.

7.3 Vesting and Distribution on Termination. Subject to Section 6.2, upon termination of the Plan, each Participant (or the beneficiary of each deceased Participant) shall receive the Payout if the Award Term or applicable Award Cycle shall have closed as soon as reasonably practicable following the date of Award termination. If the Award Term or applicable Award Cycle shall not have been completed as of the date of Award termination, the Committee shall determine the Payout of the uncompleted Award Term or Award Cycle as of the date of the Award termination, which shall be a pro rata Payout for the partial Award Term based upon the product of (A) a fraction, the numerator of which is the number of months which have elapsed in the Award Term or Award Cycle and the denominator of which is the total number of months in the Award Term or Award Cycle, and (B) the actual performance through the date of Award termination (compared to a pro rata portion of the overall Performance Goal for the Award Term, as adjusted for seasonality and other factors if and to the extent the Committee deems appropriate). Any Payout pursuant to this Section 7.3 shall be reduced by the amount of any Payout previously made with respect to an Award Cycle during the Award Term. Any Payout pursuant to the provisions of this Section 7.3 shall be made in cash.

ARTICLE 8

General Provisions

8.1 Nonalienation of Plan Benefits. A Participant or beneficiary may not sell, assign, margin, transfer, pledge, encumber, convey, gift, hypothecate or otherwise dispose of any interest in a Payout or the right to receive Payout under this Plan, either voluntarily or involuntarily, except by will, by the laws of descent or distribution, or as set forth in Section 6.3 above.

8.2 No Employment Rights. Under no circumstances shall the terms of employment of any Participant be modified or in any way affected by the establishment or continuance of this Plan. The maintenance of this Plan shall not constitute a contract of employment. The Plan will not give any Participant a right to be retained in the employment of the Company.

8.3 No Personal Liability. To the extent permitted by law, no person (including any member of the Committee or any present or former employee of the Company) shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan.

8.4 Final Decisions. Any ruling, regulation, procedure or decision of the Committee shall be conclusive and binding upon all persons affected by this Plan.

8.5 Withholding of Taxes. The Company shall deduct from any Payout such amount as the Company, in its sole discretion, deems proper to protect it against liability for the payment of taxes, and out of the money so deducted, the Company may discharge any such liability and pay the amount remaining to the Participant or the Beneficiary, as the case may be.

8.6 Applicable Law. The Plan and all Awards made and actions taken under the Plan shall be governed by and construed in accordance with the laws of the state of Delaware and any applicable subdivision thereof. The Plan shall be construed to comply with all applicable laws and to avoid liability to the Company or a Participant.

8.7 Successors. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Committee and its successor, and on the Company and its successor, whether by way of merger, consolidation, purchase or otherwise.

8.8 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be enforced as if the invalid provisions had never been set forth herein.

8.9 Provisions Relating to Internal Revenue Code Section 162(m). The Plan and any Award to any Participant who is (or who, in the judgment of the Committee, could reasonably be expected at the time of any payment of the Award to be) a “Covered Employee” (as defined in Section 162(m)(3) of the Code) (any such Participant, an “Applicable Participant”) under the Plan shall be administered, and the provisions of the Plan and each Agreement with an Applicable Participant shall be interpreted, in a manner consistent with the requirements of Code Section 162(m)(4)(C) and the Treasury Regulations promulgated thereunder. If any provision of the Plan or any Agreement relating to an Award to such a Participant does not comply or is inconsistent with the requirements of Code Section 162(m)(4)(C) and the Treasury Regulations promulgated thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such applicable requirements, if any such construction or deemed amendment can satisfy Code Section 162(m)(4)(C) and the Treasury Regulations promulgated thereunder. In addition, the following provisions shall apply to the Plan or an Award to the extent necessary to avoid the disallowance of a tax deduction for the Company or an Affiliate:

8.9.1 Not later than the date required or permitted for “qualified performance-based compensation” under Code Section 162(m)(4)(C) and the Treasury Regulations promulgated thereunder, the Committee shall determine the Participants who are Applicable Participants who will receive Awards that are intended as qualified performance-based compensation and the amount or method for determining the amount of such compensation. Any Award intended to constitute qualified performance-based compensation shall be designated in writing as such by the Committee at the time it is granted.

8.9.2 For Awards that are designated as “performance-based compensation” (as that term is used in Code Section 162(m)) in accordance with Section 8.9.1 above, no more than $5,000,000 (the “Maximum Payment”) may be subject to any such Award granted to any Applicable Participant and payable with respect to the Award’s entire Award Term. In the manner required by Code Section 162(m)(4)(C) and the Treasury Regulations promulgated thereunder, the Committee shall, promptly after the date on which the necessary financial and other information for the Award Term or an Award Cycle becomes available, certify the extent to which Performance Goals have been achieved with respect to any Award intended to qualify as “performance-based compensation” under Code Section 162(m)(4)(C) and the Treasury Regulations promulgated thereunder. In addition, the Committee may, in its discretion, reduce or eliminate the amount of any Award payable to any Participant, based on such factors as the Committee may deem relevant, but the Committee may not increase the amount of any Award payable to any Participant above the amount established in accordance with the relevant Performance Goals with respect to any Award intended to qualify as “performance-based compensation” under Code Section 162(m)4)(C) and the Treasury Regulations promulgated thereunder.

8.9.3 Notwithstanding any other provision of this Plan to the contrary (including, without limitation, Sections 4.4 and 4.5), with respect to any Award granted to an Applicable Participant, (i) the Performance Goals and Performance Measures established for the Award Term or an Award Cycle shall not change during such period, (ii) the terms of the award shall specify at the time of grant whether amounts payable pursuant to the Award will or will not be prorated if actual performance for the Award Term is between the applicable Performance Goals established by the Committee.

8.10 Unsecured Interest. No Participant in the Plan shall have any interest in any fund or specific asset of the Company by reason of the Plan. No trust fund shall be created in connection with the Plan or any Payout thereunder, and there shall be no required funding of amounts, which may become payable to any Participant.

8.11 Offset. Any amounts owed to the Company by the Participant of whatever nature may be offset by the Company from the value of any Payout due under this Plan, and no Payout shall be made under this Plan unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company.

8.12 Indemnification. The officers, directors and employees of the Company, as well as the Committee members, shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgement in any such action, suit or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability or expense is due to such person’s gross negligence or willful misconduct.

8.13 Headings. The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

8.14 Gender and Number. Words denoting the masculine gender include the feminine and neuter genders, and the singular shall include the plural and the plural shall include the singular wherever required by the context.

Notice of Annual Meeting

of Shareowners

and Proxy Statement

Meeting Date

August 18, 2005

YOUR VOTE IS IMPORTANT!

Please promptly vote your proxy.

MATERIAL SCIENCES CORPORATION

2200 East Pratt Boulevard, Elk Grove Village, Illinois 60007

PROXY — Solicited on Behalf of the Board of Directors — PROXY

Annual Meeting of Shareowners to be Held on August 18, 2005

Please mark, date and sign on reverse side and return in the enclosed envelope

The undersigned hereby appoints Dr. Ronald A. Mitsch and Ronald L. Stewart, as proxies, each with full power of substitution to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Material Sciences Corporation held of record by the undersigned, at the Annual Meeting of Shareowners of Material Sciences Corporation to be held on August 18, 2005, at 10:00 a.m., CDT at the Company’s offices located at 2200 East Pratt Boulevard, Elk Grove Village, Illinois, or at any adjournment or postponement thereof.

Your vote for seven directors may be indicated on the reverse side. Avrum Gray, Frank L. Hohmann III, Dr. Ronald A. Mitsch, John P. Reilly, John D. Roach, Curtis G. Solsvig III, and Ronald L. Stewart have been nominated for election of directors.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. If no contrary direction is given, the shares represented by this proxy will be voted (1) for the election of all nominees for director; (2) for the approval of the 2005 Long-Term Incentive Plan; (3) for ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending February 28, 2006; and (4) in favor of authorizing proxies to vote upon such other business as may properly come before this meeting. Unless a contrary direction is given, this proxy will grant the persons named as proxies herein discretionary authority to cumulate votes in connection with the election of directors. If you withhold your vote for a nominee, all of your cumulative votes will be allocated to the remaining nominees as determined by the proxies.

(Continued and to be marked, dated and signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

é    FOLD AND DETACH HERE    é

You can now access your Material Sciences Corporation account online.

Access your Material Sciences Corporation shareowner account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Material Sciences Corporation, now makes it easy and convenient to get current information on your shareowner account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between

9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1. ELECT SEVEN DIRECTORS:		NOMINEES:		FOR	AGAINST	ABSTAIN
(duly nominated and named on the reverse side of this proxy and listed to the right)		01 Avrum Gray, 02 Frank L. Hohmann III, 03 Dr. Ronald A. Mitsch, 04 John P. Reilly, 05 John D. Roach, 06 Curtis G. Solsvig III, and 07 Ronald L. Stewart	2. To approve the 2005 Long-Term Incentive Plan.	☐	☐	☐
				FOR	AGAINST	ABSTAIN
FOR all nominees	WITHHOLD AUTHORITY to vote for all nominees		3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending February 28, 2006.	☐	☐	☐
				FOR	AGAINST	ABSTAIN
☐	☐		4. Authorize proxies to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.	☐	☐	☐

Withhold votes from nominee(s) (write name(s) of nominee(s)) or give cumulative voting instructions (write name(s) of nominee(s) and number of votes allocated to such nominee(s)) as indicated on the line below:

Signature                                                       Signature                                                       Date

Please sign exactly as name appears. Joint owners should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

é    FOLD AND DETACH HERE    é